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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NABORS INDUSTRIES LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NABORS

Notice of
Annual General Meeting
of Shareholders and

2015
Proxy Statement

June 2, 2015

[This page intentionally left blank.]

NOTICE OF 2015 ANNUAL GENERAL
MEETING OF SHAREHOLDERS

Tuesday, June 2, 2015, 11 a.m. ADT
Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda

April 23, 2015

Fellow Shareholder:

On behalf of the Board of Directors (the "Board") of Nabors Industries Ltd. (the "Company"), we cordially invite you to attend the Company's 2015 annual general meeting of shareholders (the "meeting"). You are entitled to vote at the meeting if you were a shareholder of record at the close of business on April 6, 2015. This year, shareholders will consider the:

1.
Election of seven directors for a one-year term (Item 1);
2.
Approval and appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending December 31, 2015, and authorization for the Audit Committee of the Board of Directors to set the independent auditor's remuneration (Item 2);
3.
Approval of an Amendment to the Company's Bye-Laws related to broker non-votes (Item 3);
4.
A nonbinding, advisory "Say-on-Pay" vote regarding the compensation paid by the Company to its named executive officers as disclosed in the Proxy Statement (Item 4);
5.
Five shareholder proposals, if properly presented by the shareholder proponents (Items 5-9); and
6.
Such other business as may properly come before the meeting.

The Company's annual audited financial statements will also be presented at the meeting.

Further information regarding the meeting and the above proposals is set forth in the Proxy Statement. We are mailing most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice"), rather than a paper copy of the Proxy Statement and the Company's 2014 Annual Report. The Notice contains instructions on how to access the proxy materials, vote online and obtain a paper copy of the proxy materials.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. We hope you will read the Proxy Statement and submit your proxy, or use telephone or Internet voting, prior to the meeting. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

On behalf of the Board and our management team, thank you for your continued support.

Sincerely yours,

ANTHONY G. PETRELLO
Chairman, President and Chief Executive Officer

April 23, 2015

Fellow Shareholder:

Since last year's annual general meeting of shareholders, the Board of Directors (the "Board") of Nabors Industries Ltd. (the "Company") and senior management have continued to focus on enhancing communications with shareholders and evaluating the Company's corporate governance and executive compensation programs. We engaged in extensive dialogue with a broad base of our shareholders, which provided valuable insight into the rationale for voting outcomes from last year's meeting and the key governance priorities of shareholders. We also undertook important initiatives in light of the recent industry downturn to maintain the Company's ability to maximize long-term shareholder value and deliver on strategic business objectives.

Over the past 15 months, we have:

  •
  Reduced the annual base salaries of our Chief Executive Officer, Chief Financial Officer and senior management for an interim period commencing January 1, 2015 through to June 30, 2015, subject to renewal;

  •
  Reduced the annual compensation of nonemployee directors of the Board by 10% effective January 1, 2015, while increasing their equity ownership threshold to three times the annual cash retainer paid to such directors, in line with benchmarks for other public companies;

  •
  Rescheduled the annual grant of restricted share awards to nonemployee directors to occur shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to directors for the current year;

  •
  Appointed a new, independent director recommended by our largest shareholder at the time;

  •
  Increased our quarterly dividend by 50%, resulting in a return to shareholders of $59.1 million during 2014, an increase of 25% from 2013;

  •
  Repurchased Company common shares for a total aggregate amount of approximately $250 million; and

  •
  Transitioned to a fully declassified Board with annual election of directors, resulting in a reduction in the average tenure of nonemployee directors to 2.3 years, compared to 10 years in 2011.

I am also pleased to report on the successful completion of the merger of our Completion & Production Services business line with C&J Energy Services, Inc. in March 2015, which was made possible by the proactive leadership and relentless efforts of our Chairman and Chief Executive Officer and the rest of our management team. This noteworthy transaction exceeded the initial goal of our strategic review process, resulting in increased liquidity for the Company with the receipt at closing of $688 million in cash and transforming the Company into a pure-play drilling and rig global leader. The additional upside of this innovative transaction is that we will continue to participate in the completion and production services market with our 53% equity-method investment in the combined company C&J Energy Services Ltd. and are fully committed to participating in its long-term growth for maximum return to our shareholders.

Looking forward, we are poised to streamline our management structure to reflect our sharper business focus and to capitalize on our renewed strengths by delivering value-enhancing technologies, including next-generation rigs, while maintaining reduced capital spending. With these strategies in play, we expect to emerge from the current environment in a much stronger competitive position in addition to an improved growth profile.

We remain committed to the values of effective corporate governance, which we believe are key to the Company's strong performance, and look forward to continuing the constructive dialogue with our shareholders and the successful execution of our strategic initiatives.

Sincerest regards,

JOHN YEARWOOD
 Lead Director

PROXY SUMMARY

        This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding our 2014 performance, please read our Annual Report. The annual meeting will take place:

Date:	June 2, 2015	Place:	Fairmont Hamilton Princess Hotel
Time:	11 a.m. ADT		76 Pitts Bay Road Hamilton, Bermuda

        Please vote your shares promptly, as this will save the expense of additional proxy solicitation. You may submit your vote by Internet, telephone, mail or in person. If you need assistance with voting your shares, please call Georgeson Shareholder Communications Inc. at (888) 613-3524.

Visit the website listed on your proxy card/voting instruction form to vote via the Internet.	Call the telephone number on your proxy card/voting instruction form to vote by telephone.
Sign, date and return your proxy card/voting instruction form to vote by mail.	Vote in person at the annual meeting. Owners with shares held through a bank or broker may vote in person at the meeting if they have a legal proxy from the bank or broker and bring it to the meeting.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Item		Votes required for approval	Board's voting recommendation	Page reference
Item 1	Elect directors	Plurality of votes cast	FOR	15
Item 2	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2015 and authorize the Board's Audit Committee to set the independent auditor's remuneration	Majority of votes present	FOR	28
Item 3	Approve Amendment of Company's Bye-laws related to broker non-votes	Majority of votes present	FOR	56
Item 4	Advisory vote regarding the compensation paid to the named executive officers	Nonbinding	FOR	57
Item 5	Shareholder Proposal: Senior Executive Share Retention Policy	Nonbinding	AGAINST	59
Item 6	Shareholder Proposal: Specific Performance Metrics in Equity Compensation Plans	Nonbinding	AGAINST	63
Item 7	Shareholder Proposal: Sustainability Reporting	Nonbinding	AGAINST	66
Item 8	Shareholder Proposal: Proxy Access Bye-Law	Nonbinding	AGAINST	68
Item 9	Shareholder Proposal: Majority Vote on Directors	Nonbinding	AGAINST	71

DIRECTOR NOMINEES

        You are being asked to vote on the directors listed below, which comprise 7 of our 8 current directors. Dr. Lombardi plans to retire at the meeting in accordance with the age limitations in our Governance Guidelines. The Board has voted to reduce the size of the Board to seven upon his retirement. Detailed information about each director, including their background, skills and experience, can be found under "Corporate Governance—Director Nominees".

Name	Age	Director Since	Independent	Primary Occupation
James R. Crane	61	2012	Yes	Chairman and CEO of Crane Capital Group Inc.
John P. Kotts	64	2013	Yes	Private investor and entrepreneur
Michael C. Linn	63	2012	Yes	President and CEO of MCL Ventures, LLC
Anthony G. Petrello	60	1991	No	Chairman of the Board, President and Chief Executive Officer
Dag Skattum	54	2014	Yes	Vice Chairman, Europe, the Middle East and Africa at JP Morgan
Howard Wolf	80	2013	Yes	Attorney
John Yearwood	55	2010	Yes	Retired President, CEO and COO of Smith International, Inc.

BUSINESS HIGHLIGHTS

        In 2014, we pursued initiatives to further streamline business operations and enhance long-term shareholder value. As a result, we were well-positioned to manage the initial effects of the weakening environment experienced during the latter part of the year, resulting in sequential improvements in our drilling operations, improved financial liquidity and an enhanced competitive position as a high-performance driller. We continued these efforts into 2015 by significantly scaling our operational footprint to better fit the current environment, while maintaining our strong commitment to strategic objectives. The comprehensive strategic review process undertaken in 2013 and aimed at unlocking long-term shareholder value and improving core operational performance resulted in our most notable achievement for 2014—the agreement to combine our Completion & Production Services business line with C&J Energy Services, Inc. ("C&J Energy"). With the strong leadership of our Chairman and CEO and the rest of our management team, we accomplished our strategic objectives and more, improving our financial flexibility with the receipt of $688 million in cash at the closing of the transaction in March 2015 and transforming the Company into a pure-play drilling business with a 53% equity interest in a larger, more focused public company in the completion and production space. In addition, we:

  •
  Maintained a solid financial position in 2014, with a 10% increase in revenue to $6.8 billion and only a 4.6% increase in SG&A to $549.7 million, both compared to 2013, with leverage of 2.2x and coverage of 9.8x;

  •
  Continued to divest non-core business assets, realizing over $150 million in net proceeds in 2014 for a total of nearly $1 billion since 2011;

  •
  Strengthened the technology portfolio of our drilling and rig business;

  •
  Achieved the best annual safety performance in our history with a total recordable incidence rate of 0.93 in 2014;

  •
  Ensured adequate liquidity during an industry downturn by expanding our borrowing capacity by $225 million, effectively bringing our available capacity to approximately $1.3 billion as of March 31, 2015;

  •
  Deployed 36 new or substantially upgraded drilling rigs and received awards for 23 newbuild rigs in 2014, including 16 new PACE®-X Rigs in U.S. Drilling; and

  •
  Returned over $59.1 million in dividends to our shareholders in 2014, reflecting our commitment to adding shareholder value.

CORPORATE GOVERNANCE HIGHLIGHTS

        We made the following changes to our corporate governance practices during 2014 and/or effective in 2015, reflecting our ongoing dialogue with shareholders and commitment to transparency and good governance:

  •
  Appointed a new, independent director suggested by our then-largest shareholder, providing an additional element of independent oversight;

  •
  Recommending for approval at the meeting a bye-law amendment that has the effect of disregarding broker non-votes in determining the results of matters submitted to shareholders for approval;

  •
  Adopted a policy to separate the roles of Chairman of the Board and CEO following the tenure of our current Chairman and CEO, in accordance with shareholder requests;

  •
  Adopted a proxy access policy allowing eligible shareholders to include director nominees with those nominated by the Board in the Company's proxy materials;

  •
  Implemented a policy requiring public announcement of the Board's reasoning if any resignation tendered pursuant to our director resignation policy is not accepted;

  •
  Changed the composition of the Compensation Committee to replace Messrs. Yearwood and Lombardi in light of shareholders' response to last year's annual election of directors;

  •
  Clarified in our governance guidelines that the Lead Director may add agenda items for Board meetings and that the Board includes gender and race in its diversity considerations for director nominees;

  •
  Increased the nonemployee directors' equity ownership threshold to 3x the annual cash retainer paid to such directors, in line with benchmarks for other public companies; and

  •
  Transitioned to a fully declassified Board with annual election of directors, resulting in a reduction in the average tenure of non-employee directors to 2.3 years, compared to 10 years in 2011.

CREATING SHAREHOLDER VALUE

        As part of our commitment to generating shareholder value, we:

  •
  Increased our quarterly dividend to shareholders from $0.04 to $0.06 in the second half of 2014, for an increase of 25% year-over-year, returning $59.1 million to shareholders compared to $47.2 million in 2013; and

  •
  Executed buybacks by purchasing 10.375 million of our common shares, at $24.10 per share, for a total aggregate amount of approximately $250 million during 2014.

        In addition, we initiated efforts to unlock long-term shareholder value through the transaction with C&J Energy, which was completed in March 2015 for a total consideration valued at approximately $1.4 billion (based on C&J Energy's share price on March 23, 2015), comprised of approximately 62.5 million common shares in the combined company C&J Energy Services Ltd. and approximately $688 million in cash. We expect that our 53% equity interest in the larger, more focused public company will yield long-term benefits for our shareholders.

        We will continue to identify and consider opportunities to increase returns to our shareholders in the future.

COMPENSATION HIGHLIGHTS

        The Compensation Committee strongly believes that executive compensation should be set at levels appropriate to attract and retain talented leaders and should be closely aligned to Company performance. Since 2011, we significantly updated our compensation practices, including restructuring executive compensation to better align with business performance. For example, in 2014, we adopted a policy limiting severance payments to 2.99 times the sum of an executive's average base salary and bonus for 3 years prior to termination, formalizing an initiative already implemented in the CEO's new employment agreement in 2013. Our CFO's employment agreement, which became effective March 3, 2014, also reflected previously implemented measures to address shareholder concerns regarding executive compensation, including:

  •
  Subjected significant percentages of target annual compensation (75%) and maximum annual compensation (over 85%) to financial and operational objectives set by the Compensation Committee on an annual basis;

  •
  Capped severance payments at 2.99x the sum of average base salary and bonus for 3 years prior to termination; and

  •
  Required significant equity ownership of Company shares of at least 3x base salary.

        In addition, we reduced our CEO's total compensation by 78% from 2013 to 2014. Also, in light of the worsening market conditions experienced during the second half of the year, the Board took proactive measures to reduce the annual base salary of both our CEO and CFO from $1.75 million to $1.53 million and from $650,000 to $585,000, respectively, effective January 1, 2015. These reductions are effective until June 30, 2015, and are subject to renewal. Corresponding reductions were also made to the cash compensation of our Corporate Secretary, senior management and nonemployee directors. The Compensation Committee believes that these actions were necessary in light of the current challenging environment and consistent with the Company's overall compensation philosophy.

        In addition, in 2014, we eliminated the CEO's automobile allowance in line with perquisites reductions across the Company, and, in 2015, we rescheduled the annual grant of restricted share awards to nonemployee directors to occur shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to directors for the current year and not any directors who are retiring or otherwise not continuing in service.

MANAGEMENT OWNERSHIP

        Management share ownership remains an important mechanism in our executive compensation structure for aligning the interests of our executives with those of shareholders. Accordingly, we require our executives to maintain equity ownership in the Company based on acquisition-date value of shares and stock options. For shares, the acquisition-date value is the market closing price on the date of the grant or purchase. For stock options, the acquisition-date value is the Black Scholes value on the date of grant. Our CEO owns more than 22 times the required equity value of 5x his base salary, and our CFO owns 4.5 times his required ownership of 3x his base salary.

        Even with the significant decline in stock prices throughout our industry beginning in the latter part of 2014, the equity value of our CEO's shareholdings as of the record date is $107 million, which is over 61 times his base salary or 12 times his contractual requirement.

PROXY STATEMENT

Nabors Industries Ltd.
Crown House
4 Par-la-Ville Road
Second Floor
Hamilton, HM 08 Bermuda

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Nabors Industries Ltd. for the 2015 annual general meeting of shareholders (the "meeting"). In this Proxy Statement, "Nabors", the "Company", "we", "us" and "our" refer to Nabors Industries Ltd. Where the context requires, these references also include our consolidated subsidiaries and predecessors.

        We have retained Georgeson Shareholder Communications Inc., 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, to solicit proxies on behalf of the Board by mail, in person and by telephone. We will pay the expenses of this solicitation and preparation of proxy materials, which are expected to be approximately $40,000. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

ANNUAL GENERAL MEETING INFORMATION

        We will hold the meeting at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda at 11:00 a.m. Atlantic Daylight Time on Tuesday, June 2, 2015, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of our website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

        Only record or beneficial owners of the Company's common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver's license or passport. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which are available on our website and will be distributed upon entrance to the meeting.

IMPORTANT NOTICE REGARDING ELECTRONIC AVAILABILITY OF MATERIALS

        Pursuant to the Securities and Exchange Commission (the "SEC") "notice and access" rules, we may furnish proxy materials, including this Proxy Statement and our 2014 Annual Report for the year ended December 31, 2014, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the "Notice"), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. We believe that this makes the proxy distribution process more efficient, less costly and helps to conserve natural resources. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested.

        The SEC permits a single set of annual reports and proxy statements or a notice of internet availability of proxy materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if a shareholder holds shares through a broker and resides at an address at which two or more shareholders reside, that shareholder will likely be receiving only one annual report and proxy statement or notice, as applicable, unless any shareholder at that address has given the broker contrary instructions. However, if any such shareholder residing at such an address wishes to receive a separate annual report and proxy statement or notice, as applicable, in the future, or if any such shareholder that elected to continue to receive such materials wishes to receive a single set of materials in the future, that shareholder should contact their broker or send a request to the Corporate Secretary at the Company's principal executive offices. The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the annual report and proxy statement or notice to a shareholder at a shared address to which a single copy of the documents was delivered.

        This Proxy Statement and our 2014 Annual Report are available electronically on our hosted website at www.edocumentview.com/NBR. The Notice and proxy materials are first being made available to our shareholders on or about April 23, 2015.

[QR Code]	[QR Code]
The Proxy Statement is available at www.edocumentview.com/NBR	The Annual Report is available at www.edocumentview.com/NBR

VOTING INFORMATION

        Record date and quorum.    Shareholders of record at the close of business on April 6, 2015, the record date, are entitled to vote on each matter voted on at the meeting. On the record date, 329,557,195 of the Company's common shares were outstanding. A majority of the shares outstanding on the record date, represented in person or by proxy, will constitute a quorum to transact business at the meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

        Submitting voting instructions for shares held in your name.    As an alternative to voting in person at the meeting, you may direct your vote for the meeting by telephone or via Internet, which saves the Company money, or, for those shareholders that receive a paper proxy card in the mail, by mailing a completed and signed proxy card. A properly submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instruction. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board's recommendation unless they lack the discretionary authority to do so.

        Submitting voting instructions for shares held in street name.    If you hold your shares through your broker, follow the instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange ("NYSE") member brokers may vote your shares on the approval and appointment of the Company's independent auditor, which is a "discretionary" item. The election of directors, approval of the broker non-vote bye-law amendment, Say-on-Pay vote and consideration of shareholder proposals are "nondiscretionary" items. Absent specific voting instructions from the beneficial owners, NYSE member brokers may not vote on these proposals. If your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter, resulting in a "broker nonvote". Broker nonvotes will be counted for purposes of establishing a quorum and, because of the vote required to approve "nondiscretionary" items (discussed below), will have the same effect as a vote against a proposal.

        Withholding your vote or voting to "abstain".    You may withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote. On the other proposals, you may vote to "abstain". If you vote to "abstain", your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.

        Revoking your proxy.    You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the first page of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

        Votes Required / Abstentions and Broker Nonvotes.    The following chart provides information on the votes required to elect or approve a proposal and the treatment of abstentions and broker nonvotes:

Voting Item	Vote Required to Elect or Approve	Treatment of Abstentions and Broker Nonvotes
• Directors	Each director must receive a plurality of the votes cast; however, a nominee who does not receive the affirmative vote of a majority of the shares voted in connection with his election must promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company's best interests to do so.	No effect

• Independent Auditor	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy.	Abstentions have the same effect as a vote against the proposal; brokers may vote undirected shares

• Amendment of Company's Bye-Laws	Requires the affirmative vote of the holders of a majority of shares issued and entitled to vote.	Have the same effect as a vote against the proposal

• Say-on-Pay • Shareholder Proposals	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. The vote on these items is nonbinding, but the Board will consider the results of the votes in making future decisions.	Have the same effect as a vote against the proposal

CORPORATE GOVERNANCE

        The Company's Board and management share an ongoing commitment to the highest standards of corporate governance. The Board reviews all aspects of our governance policies and practices, including the "Board Guidelines on Significant Corporate Governance Issues" (the "Governance Guidelines") and the "Code of Business Conduct", at least annually and makes changes as necessary. As part of this ongoing commitment, the Board has undertaken a review of its corporate governance practices against the framework of the Organisation for Economic Co-Operation and Development Principles of Corporate Governance and concluded that Nabors is compliant with such principles. The Governance Guidelines and the Code of Business Conduct along with all committee charters are available on the Company's website at www.nabors.com.

KEY GOVERNANCE TOPICS

Director Independence

        The Governance and Nominating Committee conducts a review at least annually of the independence of each of the members of the Board and its committees and reports its findings to the full Board. As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the independence requirements of the NYSE and are set forth in our Governance Guidelines available on our website at www.nabors.com. In addition to these standards, the Board also reviews each of the transactions, relationships and arrangements described under "Certain Relationships and Related-Party Transactions", as well as social and other relationships in determining whether a director is independent.

        The Board has determined that each director of the Board during 2014, other than our Chief Executive Officer ("CEO"), Mr. Petrello, is independent. The Board has also determined that each member of our Audit, Compensation and Governance and Nominating Committees meets the independence standards established for these committees by the NYSE.

Director Nominations

        The Governance and Nominating Committee, in consultation with the CEO, recommends director candidates to the full Board. The Governance and Nominating Committee considers the entirety of each candidate's credentials and does not have specific minimum qualifications or requirements that nominees must meet. In addition to the selection criteria set forth under "Item 1: Election of Directors", the Governance and Nominating Committee gives consideration to industry background and specialized expertise in the context of the Company's needs as a whole. The Governance and Nominating Committee attempts to balance the composition of the Board to promote comprehensive consideration of issues and diversity of experience and talent that is complementary to those of other Board members. The widely varying levels of industry experience among Board members reflect the Governance and Nominating Committee's strategy of balancing extensive industry knowledge with relevant experience in other businesses. The Governance and Nominating Committee has the authority to engage consultants, including search firms, to identify director candidates.

Shareholder Nominations and Proxy Access Policy

        The Governance and Nominating Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Shareholders who wish to submit a candidate for consideration by the Governance and Nominating Committee for election at our 2016 annual general meeting of shareholders may do so by submitting in writing the candidate's name, together with the information described in the Board's "Policy Regarding Direct Candidates Recommended by Shareholders" available at www.nabors.com. In addition, shareholders beneficially owning more than 5% of the Company's outstanding shares for at least 3 consecutive years beginning on or after June 3, 2014 may nominate a single candidate for inclusion in the Company's proxy materials by following the procedures set forth in such policy. Submissions to the Board should be delivered in person or by courier to the address on the first page of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, prior to April 3, 2016, but no earlier than March 4, 2016.

Shareholder Communications with the Board

        Shareholders and other interested parties may contact any of the Board's directors, as a group or individually, committees, or nonemployee directors as a group, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address on the first page of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda. Shareholder communications received in this manner will be handled in accordance with the Board's "Policy Regarding Shareholder Communications with the Board of Directors" which is available at www.nabors.com.

Annual Meeting Attendance Policy

        The Company encourages directors to attend the annual general meeting of the shareholders. All eight directors then comprising the full Board attended the 2014 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

        Our nonemployee directors, each of whom is independent, meet in executive session at each regular meeting of the Board, and any executive sessions convened by the Lead Director during the year, without the CEO or any other member of management present. The Lead Director presides over these executive sessions.

Board Leadership Structure

        Our Governance Guidelines were modified in 2014 to provide for an independent chairman of the Board following the tenure of our current Chairman and CEO, Mr. Petrello, whose employment agreement provides that he will serve in both roles. Until such time, the Board believes that the current coupling of the chairmanship with an experienced, independent Lead Director creates an effective Board leadership structure for the Company. Accordingly, Mr. Yearwood continues to serve as our Lead Director, which he has done since 2011. The Lead Director's primary responsibility is to preside over executive sessions of nonemployee directors and to call meetings of the nonemployee directors as desirable. In addition, the Lead Director:

  •
  chairs certain portions of Board meetings;

  •
  serves as liaison between the Chairman and the nonemployee directors;

  •
  develops and approves, together with the Chairman, the agenda for Board meetings, adding agenda items where he deems appropriate; and

  •
  performs other duties delegated by the Board from time to time.

        The Board believes that the Company's corporate governance and leadership structures, including the composition of the Board, its committees, and the presence of a strong Lead Director, provide effective independent oversight of the Board itself and management. Both the Chairman and Lead Director serve on the Board's Executive Committee, and any director may raise a matter for consideration by the Board. This past year, our Lead Director:

  •
  partnered with our Chairman in extensive communications with significant shareholders regarding the appointment of additional independent directors and other governance matters; and

  •
  conducted numerous executive sessions of the independent directors.

        The Board believes that Mr. Yearwood's extensive management experience in the industry and effective performance in the role of Lead Director qualify him to continue to serve in that capacity.

Board's Role in Risk Oversight

        Our full Board is responsible for risk oversight and has designated the Risk Oversight Committee to provide assistance in fulfilling its oversight responsibilities with respect to the Company's processes and policies regarding risk assessment and risk management, including the Company's enterprise risk management, compliance and operational control activities. The Risk Oversight Committee is comprised of all nonemployee directors on the Board and meets on a quarterly basis to evaluate the Company's risk exposure and tolerance.

        At each meeting, the Risk Oversight Committee receives information from management regarding a variety of matters, including operations, legal, regulatory, finance, risk management, internal audit, cyber-security, information technology, and strategy, as well as any material risks associated with each matter. In addition, the Risk Oversight Committee receives an update from the chairman of each of the Company's committees and in turn provides a comprehensive quarterly risk report to the Board. The Board has also adopted a procedure for employees and shareholders to report concerns about the Company's conduct, accounting, internal controls and other matters directly to certain members of the Board. In addition, the Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

CODE OF ETHICS

        All of our employees, including our CEO, CFO and other senior executives and management, and our nonemployee directors are required to abide by our Code of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to or waivers from any provision of the Code of Business Conduct that apply to our CEO and CFO.

RESPONSE TO SHAREHOLDER CONCERNS

        In making decisions regarding corporate governance issues, the Board considers shareholder opinions and input, which it obtains in several ways. One way is through advisory votes on shareholder and other proposals at our annual general meetings. In addition, our Chairman and Lead Director both maintain contact with a number of significant shareholders on key governance issues, including those related to executive compensation. Our other directors and certain members of management also participate in those discussions on occasion. Among other benefits, that continuous dialogue affords our directors deeper insight into shareholder concerns than is provided by a vote on individual topics, which enables a more effective response to issues of most importance to shareholders. After the 2014 annual general meeting of shareholders, the Board considered the level of support for each proposal as part of its overall decision-making process on each issue raised and took action consistent with many of the proposals. The table below summarizes the Board's response to each shareholder and other proposal presented at the 2014 annual general meeting of shareholders.

Proposal	2014 Vote	Company Response
Shareholder proposal to provide that all matters except director elections be calculated by majority of votes cast, excluding broker nonvotes	57.7%	Adopted bye-law amendment to effect proposed policy and are presenting amendment to shareholders for vote at the meeting, which is subject to shareholder approval at the meeting.
Shareholder proposal to provide director nominees be elected by majority of votes cast	58.3%	Adopted policy requiring public announcement of the Board's reasoning if any resignation tendered pursuant to our director resignation policy is not accepted.
		Changed composition of the Compensation Committee to replace Messrs. Yearwood and Lombardi in light of shareholder's vote on the election of directors.*
Shareholder proposal to adopt a requirement that senior executives retain 75% of net after-tax shares	22.4%
		Due to low level of support, which decreased in 2014 from 2013, CEO's significant share ownership, and requirement that CEO and CFO own shares with an acquisition-date value of at least 5x and 3x base salary, respectively, no action taken.
Shareholder proposal to require shareholder approval of specific performance metrics in equity compensation plans	23.4%
		In light of the same low level of support at both 2013 and 2014 meetings, together with 86.5% approval of 2013 Incentive Bonus Plan and 67.9% approval of 2013 Share Plan (both of which confer to the Compensation Committee broad discretion to establish performance metrics), no action taken.
Shareholder proposal to require the Company to prepare a sustainability report on environmental, social and governance issues	36.9%	In light of low level of support and the Company's existing disclosure on environmental, social and governance practices, no action taken.
Shareholder proposal to allow proxy access to shareholders who have held 3% of Company's shares continuously for 3 years	48.3%
		Given less than majority support to change existing proxy access policy, which allows proxy access to shareholders who have held 5% of Company's shares continuously for 3 years and requires review of ownership threshold in 2017, no action taken. In addition, 2 of the 7 directors nominated for election this year were initially proposed by our then-largest shareholder.
Company proposal to extend term of shareholder rights plan to July 2017	35.2%	Absent a compelling change in circumstances, the Board intends to allow the current shareholder rights plan to expire in the end of its current term, thereby implementing results of vote.

*
Mr. Linn was retained as a member of the Compensation Committee to maintain some functional continuity in operations and because he received a significant percentage of "FOR" votes compared to Mr. Yearwood and Dr. Lombardi at last year's annual general meeting of shareholders. In addition, Dr. Lombardi will retire at the meeting.

MEETINGS OF THE BOARD AND COMMITTEES

        The Board met five times during 2014 and held three additional informational sessions by telephone. The Board has six committees, which report their activities to the Board. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. Directors are expected to attend all meetings of the Board and committees on which they serve. Each of our incumbent directors attended over 75% of all meetings of the Board and committees on which he served during 2014.

        The following chart shows the membership and chairmanship of each Board committee and the number of meetings held by each committee of the Board during 2014.

	Audit	Compensation	Executive	Governance & Nominating	Risk Oversight	Technical & Safety
James R. Crane		X	X		X	Chairman
John P. Kotts	Chairman	X			X
Michael C. Linn		Chairman		X	X
John V. Lombardi*	X			X	Chairman
Anthony G. Petrello			Chairman
Dag Skattum**	X				X
Howard Wolf				X	X	X
John Yearwood	X		X	Chairman	X	X
Number of Meetings	4	5	1	5	4	4

*
Dr. Lombardi will retire at the conclusion of the meeting in accordance with the age limitation set forth in the Governance Guidelines.

**
Mr. Skattum was nominated to the Board on June 3, 2014, subsequent to the 2014 annual general meeting.

        In addition, in 2014, the Audit Committee held five telephonic informational sessions, and the Compensation Committee held one informational call.

Key Committee Responsibilities

        The following table shows the key responsibilities of each Board Committee. The respective charters of each Board committee are available on our website at www.nabors.com.

Audit Committee

  •
  Oversees the integrity of our consolidated financial statements, system of internal controls, internal audit, financial risk management, and compliance with legal and regulatory requirements.

  •
  Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.

  •
  Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.

  •
  After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.

  •
  Conducts information sessions in connection with the Company's quarterly earnings releases and other matters.

        All members of the Audit Committee were determined to meet the independence, financial literacy and experience requirements of the NYSE listing standards. The Board has determined that

Messrs. Kotts, Skattum and Yearwood are "audit committee financial experts" as defined under SEC rules.

Compensation Committee

  •
  Reviews and approves the compensation of our executive officers and other senior leaders.

  •
  Oversees the administration of our equity-based compensation plans.

        All members of the Compensation Committee were determined to meet the independence standards of the NYSE.

Executive Committee

  •
  As necessary between meetings of the Board, exercises all power and authority of the Board overseeing the management of the business and affairs of the Company.

Governance and Nominating Committee

  •
  Identifies and recommends candidates for election to the Board.

  •
  Establishes procedures for the committee's oversight of the evaluation of the Board.

  •
  Recommends director compensation.

  •
  Reviews corporate governance policies annually.

  •
  Reviews and approves any related-party transactions involving directors and executive officers.

        All members of the Governance and Nominating Committee were determined to meet the independence listing standards of the NYSE.

Risk Oversight Committee

  •
  Monitors management's identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company's business.

  •
  Reviews the integrity of the Company's systems of operational controls, regarding legal and regulatory compliance.

  •
  Reviews the Company's processes for managing and mitigating operational and enterprise risk.

Technical and Safety Committee

  •
  Monitors the Company's compliance with health, safety and environmental standards.

  •
  Reviews the Company's safety performance and strategic technology position.

ITEM 1:    ELECTION OF DIRECTORS

        Each of the directors elected at the meeting will serve a one-year term, expiring at the next annual meeting of shareholders. On June 3, 2014, the Board expanded to eight members from seven and appointed Mr. Skattum to fill the newly created vacancy. Dr. Lombardi will retire at the conclusion of the meeting in accordance with the age limitation in the Governance Guidelines, and the Board has voted to reduce the size of the Board to seven members upon his retirement. At the meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

        The directors standing for election have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, to serve until the 2016 annual general meeting, or until such later time as their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected, and we do not anticipate that any will be unable or unwilling to stand for election. If that were to occur, your proxy will be voted for another person nominated by the Board.

        In identifying and recommending director nominees, the Governance and Nominating Committee places primary emphasis on the following criteria:

  •
  Reputation, integrity and independence (for nonemployee directors);

  •
  Judgment, age and diversity of viewpoints, backgrounds and experience, including gender and race;

  •
  Business or other relevant experience;

  •
  The extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of the other members of the Board will result in an effective board that is responsive to the Company's needs; and

  •
  For current directors, history of attendance at Board and committee meetings, as well as preparation for, participation in and contributions to the effectiveness of those meetings.

        These criteria include those set forth in our Governance Guidelines, which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on the first page of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

        The Governance and Nominating Committee believes that each nominee should be evaluated on his or her individual merits, taking into account the needs of the Company and the composition of the Board, and therefore does not set specific, minimum qualifications that nominees must meet to be recommended to the Board. The Board identifies skills and qualifications that the Governance and Nominating Committee utilizes to determine that the director nominees are qualified to serve on our Board. Members of the Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in greater depth. The Governance and Nominating Committee has discretion to engage outside consultants to help identify candidates and also considers suggestions from shareholders, as described in our Governance Guidelines.

        Over the past several years, the Governance and Nominating Committee has sought to add qualified new independent directors to provide fresh perspectives to the Board. In furtherance of this goal, in 2012 the Board removed the exemption previously applied to directors in office since 2002 from its policy against directors running for election after attaining age 72. Accordingly, Messrs. Sheinfeld and Payne retired upon completion of their terms at the 2014 and 2013 annual general meeting of shareholders, respectively, and Dr. Lombardi will retire upon completion of his current term at the conclusion of the meeting. Mr. Wolf has been nominated by the Board for re-election at this year's meeting despite this age limitation for several reasons: (1) he was initially nominated to the Board by our then-largest shareholder; (2) he has served on the Board for only two years, thus negating the "director entrenchment" concern underlying the policy; and (3) he has already indicated his intent to retire from the Board at the 2016 annual general meeting.

        The Board added Mr. Skattum as director in June 2014. Our largest shareholder at the time suggested that the Governance and Nominating Committee consider Mr. Skattum for nomination to the Board. After reviewing his qualifications and a series of interviews, the Board unanimously approved Mr. Skattum's appointment.

        In the business descriptions that follow, except as otherwise noted, the companies for which directors have worked are not a parent, subsidiary or otherwise affiliated with the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR DIRECTOR WITH A TERM ENDING AT THE 2016 ANNUAL GENERAL MEETING.

DIRECTOR NOMINEES

James R. Crane Age: 61 Director since 2012	Chairman and CEO of Crane Capital Group Inc., an investment management company, since 2006.

Mr. Crane was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company, from 1984 until its sale in August 2007. Crane Capital Group currently invests in transportation, power distribution, real estate and asset management. Its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services with 75 offices in 21 countries, and Champion Energy Services, a retail electricity provider. Mr. Crane also led an investor group that in November 2011 purchased the Houston Astros. He holds a B.S. in Industrial Safety from Central Missouri State University and serves on the board of directors of Western Gas Holdings, LLC, a subsidiary of Anadarko Petroleum Corporation.

Mr. Crane's experience in marketing, logistics, global operations and creating shareholder value provide a valuable resource to the Board.

John P. Kotts Age: 64 Director since 2013	Mr. Kotts is a private investor and entrepreneur. Through his management company, J.P. Kotts & Co., Inc., Mr. Kotts also operates a private investment fund focused on the trading of U.S. and international securities and other financial instruments. He also invests in real estate and private equities. Mr. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Mr. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions. From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production-related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico. After selling the company to a group led by First Reserve Corporation in 1998, Mr. Kotts retained a significant partnership interest and continued to be involved as a member of that company's board of directors until the time of its merger with Superior Energy Services. Mr. Kotts also serves on the board of directors for C&J Energy Services Ltd. since March 2015. He holds a B.A. in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montréal, New York University and Harvard Business School.

Mr. Kotts' industry background and knowledge, business acumen and financial expertise were the primary factors considered by the Board in deciding to appoint him as a director and nominate him for election to the Board.

Michael C. Linn Age: 63 Director since 2012	President and CEO of MCL Ventures, LLC, an investment company, since 2012. Director of LINN Energy, LLC since 2003.

Mr. Linn founded LINN Energy, a NASDAQ-listed independent oil and natural gas company, in 2003. He served as LINN's Executive Chairman from January 2010 to December 2011, Chairman and Chief Executive Officer from June 2006 to January 2010, and President and Chief Executive Officer from March 2003 to June 2006. He serves on the National Petroleum Council and on the board of the Independent Petroleum Association of America. Mr. Linn is a Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was previous chairman and currently serves on the Natural Gas Council. He acts as an adviser to the board of directors of Quantum Energy Partners, LLC, serves on the board of directors of C&J Energy Services Ltd. since March 2015, Black Stone Minerals Company, LP and Western Refining Logistics GP, LLC and serves as a Non-Executive Director of Centrica plc. Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

Mr. Linn's broad understanding of the energy landscape and insight into the needs of our customers, together with his extensive industry knowledge and relationships, provide valuable resources to the Board.

Anthony G. Petrello Age: 60 Director since 1991	Chairman of the Board of Nabors and its subsidiary, Nabors Industries, Inc., since 2012 and director of each since 1991; Deputy Chairman of Nabors 2003-2012; President and Chief Executive Officer of Nabors and Nabors Industries, Inc. since 2011; President and Chief Operating Officer of Nabors and Nabors Industries, Inc. from 1991-2011.

From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where his practice focused on international arbitration, corporate taxation and general corporate law. He served as Managing Partner of the firm's New York office from 1986 until he left the firm in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University. Mr. Petrello also serves as a director of Stewart & Stevenson LLC and Hilcorp Energy Company.

In addition to his operating functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our dynamic competitive environment.

Dag Skattum Age: 54 Director since 2014	Mr. Skattum serves as Vice Chairman, Europe, the Middle East and Africa of JP Morgan, where he also chairs a newly formed global strategic advisory group, since January 2015.

Mr. Skattum served as Managing Director of One Thousand & One Voices, a family-backed investment firm focused on Sub-Saharan African investments from March 2014 to December 2014 and was previously the head of their London office in 2013. Previously, he served as Partner of TPG, a leading global private investment firm, based in London from 2007 until 2013. He worked in the London and New York offices of JP Morgan from 1986 until 2007, serving most recently as Managing Director and Co-head of Global Mergers and Acquisitions. He serves on the advisory board of the UAMS Myeloma Institute for Research and Therapy, Little Rock, Arkansas; the board of trustees of Allegheny College; and the International Board of Directors of Right To Play, a global organization leveraging sports and play to support children in troubled parts of the world. He received a B.A. in History from Allegheny College and an MBA from the Simon Graduate School of Business at the University of Rochester.

Mr. Skattum has valuable experience through his investment banking background working with a variety of different industries and advising other boards. Mr. Skattum was nominated to the Board in June 2014 upon the recommendation to the Governance and Nominating Committee of our largest shareholders at the time.

Howard Wolf Age: 80 Director since 2013	Since 2004, Mr. Wolf has practiced law as a sole practitioner. He also invests in and serves on the boards of directors of various private companies.

Mr. Wolf is a former senior partner with the law firm of Fulbright & Jaworski L.L.P. where he practiced in the Corporate Department from 1959 until his retirement from the firm in 2003. He is the former Chair of the Committee on Securities and Investment Banking, and the Section on Corporation, Banking and Business Law of the State Bar of Texas. Mr. Wolf has also served on or chaired a number of public, private and charitable boards of directors—including Stewart & Stevenson and Offshore Logistics—and as a partner of various companies. He currently serves on the board of Simmons & Company International, a private investment banking and securities firm specializing in the energy industry. He received a Bachelor of Business Administration and a J.D., with honors, from The University of Texas at Austin.

The Company initially nominated Mr. Wolf for election to the Board in 2013 pursuant to an agreement with our largest shareholder at the time. The Board is voluntarily nominating Mr. Wolf for re-election this year and has waived the age limitation set forth in the Governance Guidelines because he has served only two years and has already indicated his intent to retire from the Board at the 2016 annual general meeting. Mr. Wolf's extensive legal and business experience in the energy industry, as well as in corporate and securities matters, mergers and acquisitions, finance and international law, were the primary factors considered by the Board in deciding to nominate him for re-election to the Board.

John Yearwood Age: 55 Director since 2010	Mr. Yearwood currently serves on the board of directors of Sabine Oil & Gas LLC (formerly NFR Energy LLC, which was a joint-venture subsidiary of the Company until 2012), Sheridan Production Partners, Barra Energia, Premium Oilfield Services, LLC, Foro Energy LLC, Dixie Electric LLC, and Coil Tubing Solutions LLC. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. He was first elected to Smith's board of directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Mr. Yearwood brings significant executive management experience in the oilfield services industry to the Board. His extensive industry knowledge, combined with his keen insight into strategic development initiatives, operations and our competitive environment, have provided the basis for the extraordinary leadership and critical independent oversight Mr. Yearwood demonstrates as Lead Director.

OTHER EXECUTIVE OFFICERS

William J. Restrepo Age: 55	Chief Financial Officer of Nabors since March 2014. In this role, Mr. Restrepo has global oversight for finance and accounting, including the treasury, tax, risk management, internal audit and supply chain groups. He also works closely on Nabors' corporate development and investor relations initiatives.

Mr. Restrepo formerly served as Chief Financial Officer at Pacific Drilling S.A. from February 2011 to February 2014. He also previously served as Chief Financial Officer at Seitel from 2005 to 2009 and Smith International from 2009 to 2010 until its merger with Schlumberger Limited. Prior to that, from 1985 to 2005, Mr. Restrepo served in various senior financial and operational positions for Schlumberger Limited, including operational responsibility for all product lines in the Continental Europe and the Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international postings in Europe, South America and Asia. Mr. Restrepo serves on the board of directors of C&J Energy Services Ltd. since March 2015 and Probe Technology Services since September 2008. He also served as director of Platinum Energy Solutions, Inc. from 2012 to 2013. Mr. Restrepo holds a B.A. in Economics and an MBA, both from Cornell University, as well as a B.S. in Civil Engineering from the University of Miami.

Mark D. Andrews Age: 42	Mr. Andrews has served as Corporate Secretary of Nabors Industries Ltd. since September 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company, a diversified technology and financial services company, beginning in December 2000. Mr. Andrews was employed by the public accounting firm of PricewaterhouseCoopers LLP from September 1996 to November 2000 in a number of capacities, including Tax Manager, within the firm's Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Professional Accountant, Chartered Secretary and a CFA charterholder.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        The Board has adopted a written policy regarding the review, approval and ratification of "related-party transactions". A "related person" is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common shares and each of their immediate family members. Under the written policy, our Governance and Nominating Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving in advance all transactions involving any related party of the Company. In making its determination, the Committee must consider the fairness of the transaction to the Company and the potential impact of the transaction on the director's independence.

        Mr. Crane, an independent director of our Board, is Chairman and CEO of Crane Capital Group Inc. ("CCG"), an investment management company that indirectly owns a majority interest in several operating companies, some of which have provided services to the Company, including international logistics and electricity. For the year 2014, payments for services by the Company to the CCG companies totaled $89.1 million, which the Governance and Nominating Committee considered immaterial to both CCG and the Company.

        The Governance and Nominating Committee and the Board reviewed these transactions and determined that they were conducted at arm's length and concluded that Mr. Crane met both the objective and subjective standards of director independence established by the NYSE, as well as the Board's Governance Guidelines. The Governance and Nominating Committee and the Board also approved ongoing ordinary-course business transactions between the Company and the CCG companies. The Company expects to make aggregate payments to the CCG companies during 2015 in amounts substantially similar to those paid in 2014.

NONEMPLOYEE DIRECTOR COMPENSATION

        We believe it is essential to attract outstanding nonemployee directors and align their economic interest in the Company with other shareholders. We accomplish this through a combination of annual retainers and equity incentive awards. For 2014, our annual retainer was $100,000 for each nonemployee director; an additional $50,000 for the chairman of each committee (except the chairman of the Audit Committee, whose additional retainer was $100,000); and an additional $50,000 for the Lead Director. In July 2014, in recognition of the significant additional time commitment requested of committee members, the Board approved additional retainers of $20,000 and $10,000 to be paid to non-Chairman committee members of the Audit Committee and of all other committees (other than the Executive Committee), respectively. No additional amounts are paid for attendance at Board and committee meetings. In light of recent market conditions and in line with management-driven initiatives to reduce costs, the Board reduced all cash retainer amounts by 10%, effective January 1, 2015. The cash component of nonemployee director compensation is paid on a pro rata basis at the end of each quarter. Any director may elect to receive immediately vested stock options, in lieu of any cash payments, valued at the amount of the payment.

        We also issue restricted shares to our nonemployee directors upon initial appointment or election to the Board, as well as annually, under our equity incentive plans. Each nonemployee director receives 15,000 restricted shares on an annual basis, which vest on a pro rata basis over a three-year period. The Board believes that awarding directors a predetermined number of shares, rather than a nonfluctuating dollar value, better aligns directors' interests with those of our other shareholders. Consequently, director compensation varies from year to year. Overall director compensation relative to a peer group also fluctuates to the extent other directors in that peer group receive equity of a predetermined value. The Board considers those fluctuations in deciding whether to follow past practice with respect to equity grants.

        In 2015, we rescheduled the annual grant of restricted share awards to nonemployee members of the Board, which historically occurred in the first quarter of each fiscal year, to be made shortly after the annual general meeting of shareholders, ensuring that such awards are granted only to shareholder-elected members for the current year and not to any directors who are retiring or otherwise not continuing as directors.

        The following table sets forth information concerning total director compensation in 2014 for each nonemployee director.

2014 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Crane	0	330,000	160,000	0	0	0	490,000
John P. Kotts	25,000	330,000	142,692	0	0	0	497,692
Michael C. Linn	160,000	330,000	0	0	0	0	490,000
John V. Lombardi	122,500	330,000	42,500	0	0	0	495,000
Dag Skattum	7,692	715,230	65,000	0	0	0	787,922
Howard Wolf	115,000	330,000	0	0	0	0	445,000
John Yearwood	220,000	330,000	0	0	0	0	550,000

(1)
Mr. Petrello, who was an employee of the Company throughout 2014, is not included in this table. His compensation is in the Summary Compensation Table under "Compensation Discussion and Analysis".

(2)
The amounts shown in the "Stock Awards" column reflect the grant-date fair value of restricted share awards. On February 21, 2014, each nonemployee director then on the Board received an award of 15,000 restricted shares as part of his annual compensation. On June 3, 2014, Mr. Skattum received an award of 12,000 restricted shares upon his initial appointment to the Board and 15,000 restricted shares as part of his annual compensation. Each award is scheduled to vest ratably over three years. The grant-date fair value of the restricted share award is based on the Company's closing share price on the grant date, which was $22.00 on February 21, 2014 and $26.49 on June 3, 2014.

(3)
As of December 31, 2014, the aggregate numbers of outstanding restricted share awards held by nonemployee directors were: Mr. Crane—33,000 shares; Mr. Kotts—33,000 shares; Mr. Linn—33,000 shares; Dr. Lombardi—29,000 shares; Mr. Skattum—27,000 shares; Mr. Wolf—33,000 shares; and Mr. Yearwood—29,000 shares.

(4)
The amount shown in the "Option Awards" column reflects the grant-date fair value of stock option awards. The only stock option awards granted to nonemployee directors during 2014 were to Mr. Crane, Mr. Kotts, Dr. Lombardi and Mr. Skattum, who received them in lieu of one or more of their quarterly cash retainers. As of December 31, 2014, the aggregate numbers of stock options outstanding were: Mr. Crane—58,463; Mr. Kotts—27,242; Dr. Lombardi—28,704; and Mr. Skattum—10,590, all of which are fully vested.

BENEFICIAL OWNERSHIP OF COMPANY COMMON SHARES

Share Ownership of Directors and Executive Officers

        We encourage our directors, officers and employees to own our common shares in order to align their interests with those of other shareholders. Ownership of Company shares ties a portion of their net worth to the Company's share price and provides a continuing incentive for them to work toward superior long-term stock performance. In 2014, we increased the directors' common share ownership requirement to three times the annual cash retainer paid to nonemployee directors, in line with our peers.

        As of April 6, 2015, Nabors had 329,557,195 shares outstanding and entitled to vote. For purposes of the following table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person has the right to acquire within 60 days. The following table sets forth the beneficial ownership of common shares, as of April 6, 2015, by each of our current directors and named executive officers, and by all our current directors and executive officers as a group:

	Common Shares Beneficially Owned
Beneficial Owner(1)	Number of Shares	Percent of Total(2)
James R. Crane(3)	170,463	*
John P. Kotts(3)	199,417	*
Michael C. Linn	54,000	*
John V. Lombardi(3)	118,704	*
Anthony G. Petrello(3)(4)	11,399,614	3.42%
Dag Skattum(3)	43,603	*
Howard Wolf	60,000	*
John Yearwood	78,000	*
Mark D. Andrews(3)	24,237	*
William J. Restrepo(5)	456,152	*
R. Clark Wood(3)(5)	108,400	*
All Directors/Executive Officers as a group (11 persons)(2)(3)	12,712,590	3.81%

*
Less than 1%

(1)
The address of each of the directors and executive officers listed is in care of the Company at the address shown on the first page of this Proxy Statement.

(2)
Based on the Company's total common shares outstanding as of April 6, 2015.

(3)
We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 6, 2015. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder. The number of common shares underlying fully vested stock options, or those vesting within 60 days, included in the table are as follows: Mr. Andrews—6,143; Mr. Crane—58,463; Mr. Kotts—37,417; Dr. Lombardi—28,704; Mr. Petrello—3,783,487; Mr. Skattum—16,603; Mr. Wood—27,460; and all directors and named executive officers as a group—3,958,277. Restricted share awards are considered outstanding shares and therefore are included in the table above regardless of vesting schedule.

(4)
The shares listed for Mr. Petrello include 425,236 shares owned by a foundation for which Mr. Petrello has shared voting and dispositive power. Mr. Petrello disclaims beneficial ownership of those shares.

(5)
Mr. Wood served as our principal financial and accounting officer through March 3, 2014 until Mr. Restrepo was appointed Chief Financial Officer. Mr. Wood remains employed as an officer of certain subsidiaries.

Share Ownership of Certain Beneficial Owners

        The following table contains information regarding each person known to us to beneficially own more than 5% of our common shares as of April 6, 2015.

Beneficial Owner	Number of Shares	Percent of Total(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	17,147,253	5.2%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	25,260,112	7.7%

(1)
Based upon the Company's total common shares outstanding as of April 6, 2015.

(2)
Based on a Schedule 13G filed on February 9, 2015, BlackRock, Inc. and certain of its affiliates have sole voting power with respect to 14,917,525 shares and sole dispositive power with respect to 17,147,253 shares.

(3)
Based on a Schedule 13G filed on February 11, 2015, The Vanguard Group and certain of its affiliates have sole voting power with respect to 495,208 shares, sole dispositive power with respect to 24,793,010 shares and shared dispositive power with respect to 467,102 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, and based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us during 2014, and written representations from such persons that no other reports were required, we believe that all Section 16(a) filings required to be made by persons with respect to 2014 were timely filed.

AUDIT COMMITTEE REPORT

        The Audit Committee operates under a written charter adopted by the Board. The charter is available on the Company's website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company's consolidated financial statements, the Company's system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company's independent registered public accounting firm (independent auditor), the performance of the Company's internal auditors and independent auditor, and the Company's compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company's independent auditor.

        The Audit Committee serves in an oversight capacity and is not part of the Company's managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company's system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company's internal control over financial reporting. The Company's independent auditor is responsible for auditing those financial statements and expressing an opinion as to (i) their conformity with such accounting principles and (ii) the effectiveness of the Company's internal controls over financial reporting. PricewaterhouseCoopers LLP was the Company's independent auditor in 2014. The Audit Committee's responsibility is to oversee the financial reporting process and to review and discuss management's report on the Company's internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

        During 2014, the Audit Committee, among other things:

  •
  Reviewed and discussed the Company's quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements and the report on internal controls;

  •
  Reviewed and discussed the Company's policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;

  •
  Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2014 and summaries of the significant reports to management by the internal auditors;

  •
  Reviewed and discussed the annual plan and scope of work of the independent auditor;

  •
  Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;

  •
  Reviewed and discussed with management their reports on the Company's policies regarding applicable legal and regulatory requirements;

  •
  Reviewed and approved the Audit Committee's charter; and

  •
  Met with the independent auditor and the internal auditors in executive sessions.

        The Audit Committee reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year ended December 31, 2014, the critical accounting policies that are set forth in the Company's annual report on Form 10-K, management's annual report on the Company's internal controls over financial reporting, and PricewaterhouseCoopers LLP's opinion on the effectiveness of the internal controls over financial reporting.

        The Audit Committee discussed with the independent auditor matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company's consolidated financial statements, including the disclosures related to critical accounting policies.

        The independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with the independent auditor its independence from the Company, and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company's annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company's interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q, and its opinion on the effectiveness of the Company's internal controls over financial reporting were compatible with maintaining its independence.

        The Audit Committee also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

        Based on the Audit Committee's review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2014 be included in the Company's annual report on Form 10-K. The Audit Committee also selected PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending December 31, 2015 and is presenting that selection to shareholders for approval at the meeting.

                      Respectfully submitted,

                      THE AUDIT COMMITTEE
                      John P. Kotts, Chairman
                      John V. Lombardi
                      Dag Skattum
                      John Yearwood

ITEM 2:    APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION FOR THE AUDIT COMMITTEE TO SET THE INDEPENDENT AUDITOR'S REMUNERATION

        Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board to set the independent auditor's remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2015 and to authorize the Audit Committee to set the independent auditor's remuneration. PricewaterhouseCoopers LLP or its predecessor has been our independent auditor since May 1987.

        Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2, THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO SET THE INDEPENDENT AUDITOR'S REMUNERATION.

Preapproval of Independent Auditor Services

        The Audit Committee preapproves all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The Chairman of the Audit Committee may preapprove permissible proposed nonaudit services that arise between committee meetings, provided that the decision to preapprove the service is reported to the full committee at the next regularly scheduled meeting.

INDEPENDENT AUDITOR FEES

        The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP. The Audit Committee preapproved 2014 and 2013 services.

	2014	2013
Audit Fees	$9,652,339	$6,029,813
Audit-Related Fees	1,800	1,800
Tax Fees	37,893	403,952
All Other Fees	83,326	3,000
Total	$9,775,358	$6,438,565

        Audit fees for the years ended December 31, 2014 and 2013, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company, the audits of the Company's internal control over financial reporting and fees for audit services related to the transaction with C&J Energy, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit. The increase in audit fees in 2014 compared to 2013 was comprised primarily of fees related to services rendered in connection with the C&J Energy transaction.

        Audit-Related fees for the years ended December 31, 2014 and 2013, respectively, include consultations concerning financial accounting and reporting standards.

        Tax fees for the years ended December 31, 2014 and 2013, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

        All Other fees for the years ended December 31, 2014 and 2013 respectively, include nonrecurring advisory services with respect to corporate process improvements, as well as market data research.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis ("CD&A") is intended to help you understand our executive compensation practices and decisions we made in 2014 relating to the named executive officers listed below (the "executive officers"). This CD&A supplements and should be read in conjunction with the tables and related narratives of this Proxy Statement.

Named Executive Officers

  •
  Anthony G. Petrello, Chairman, President and Chief Executive Officer

  •
  William J. Restrepo, Chief Financial Officer

  •
  Clark Wood, formerly Principal Accounting and Financial Officer

  •
  Mark D. Andrews, Corporate Secretary

OUR RESPONSE TO THE SAY-ON-PAY VOTE

        Shareholders are invited to vote to approve, on a nonbinding, advisory basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules. Because Say-on-Pay votes do not reveal shareholders' specific concerns, following last year's vote, our Lead Director, other directors and certain members of management engaged in dialogue with several of our significant shareholders regarding the reasons for their vote and also received valuable feedback on other aspects of our executive compensation. As a result, we have enhanced certain portions of our disclosure in this Proxy Statement and taken other significant actions to address these shareholder concerns. We urge you to take the time to review our responses set forth in the table below.

Shareholder Concern	Company Response
Disconnect between Pay and Shareholder Value

•

All short- and long-term incentives tied to performance-based metrics.

•

Short-term incentives directly tied to key drivers of market value.

•

Over 40% of long-term incentives tied to total shareholder return ("TSR") versus an appropriate peer group over a 3-year period.

• Remaining long-term equity incentives tied to achievement of financial or operational performance targets and subjected further to 3-year time-vesting requirements.
Rationale for Dual Peer Group Unclear	• Clarified justification for dual peer group in this Proxy Statement.
Limited Transparency Regarding Performance Metrics For Prior Year

•

Provided more detailed disclosure on 2014 executive performance goals in this Proxy Statement, together with clearer visibility to targets and thresholds.

•

Clarified link between performance goals and Company's long-term strategy in this Proxy Statement.

Size of CEO Contract Buyout	• Reduced CEO total compensation by 78% from 2013 to 2014.

COMPENSATION HIGHLIGHTS

        The Compensation Committee continued to execute our compensation philosophy and goals by closely aligning the overall compensation of our executive officers with company performance and, in particular, shareholder value creation. Highlights of recent executive compensation actions taken include:

        Linking Pay with Performance—We continued to tie executive compensation to specific company short- and long-term business objectives which, for 2014, were specifically designed to streamline our business operations and unlock shareholder value. As a result, our executives delivered a number of value-enhancing achievements for 2014, including:

  •
  Realizing proceeds of over $150 million through the divestiture of non-core assets and businesses;

  •
  Achieving financial flexibility through increased liquidity and cost-saving initiatives;

  •
  Implementing a strategy to enhance our market position in the U.S. land drilling business; and

  •
  Narrowly missing the target for operating cash flow, the primary metric used by analysts to evaluate the Company, despite an unanticipated precipitous industry decline in the fourth quarter.

        CFO Employment Agreement—The Compensation Committee, in consultation with its independent compensation consultant BDO USA, LLP ("BDO"), negotiated and approved Mr. Restrepo's employment agreement, which became effective upon the commencement of his employment on March 3, 2014, the terms of which reflect previously implemented measures from 2013 to address shareholder concerns regarding executive compensation:

  •
  Reflected market-based elements and levels of executive compensation as identified and analyzed by the Compensation Committee's independent consultant BDO;

  •
  Required equity ownership of Company shares at least 3x base salary;

  •
  Provided an initial sign-on equity grant necessary to incentivize Mr. Restrepo to leave his previous employer;

  •
  Capped termination payments at 2.99x the sum of average base salary and bonus for 3 years prior to termination;

  •
  Subjected more than 75% of target annual compensation and more than 85% of maximum annual compensation to financial and operational objectives set by the Compensation Committee on an annual basis;

  •
  Targeted annual cash bonus at 1x base salary and capped it at 2x base salary, conditioned on meeting measurable financial or operational objectives selected by the Compensation Committee; and

  •
  Subjected long-term equity incentive awards to performance goals based on TSR performance relative to a Performance Peer Group (defined below) and other financial and operational objectives (each targeted at 1x base salary and capped at 2x base salary).

        Reduction in Base Salaries—In light of the decline in industry conditions during the latter part of 2014, the Company reduced salaries for its executives. In conjunction with that initiative, our CEO and CFO agreed to reduce their salaries for an interim period commencing January 1, 2015 and ending on June 30, 2015, subject to renewal:

  •
  Mr. Petrello's annual base salary was reduced by $220,000 to $1.53 million; and

  •
  Mr. Restrepo's annual base salary was reduced by $65,000 to $585,000.

        Updates to Compensation Practices—In 2014, we continued to update our compensation practices to address our shareholder's feedback:

  •
  Adopted a policy limiting severance payments to 2.99 times the sum of an executive's base salary and bonus for 3 years prior to termination, formalizing an initiative already implemented in the CEO's new employment agreement from 2013;

  •
  Eliminated the CEO's automobile allowance in line with perquisites reductions across the Company; and

  •
  Rescheduled the annual grant of restricted share awards to nonemployee members of the Board to occur shortly after the annual general meeting of shareholders, ensuring that only directors for the current year and not any directors who are retiring or otherwise not continuing in service will receive such awards.

OUR COMPENSATION PHILOSOPHY

        Our executive compensation structure is designed to attract and retain exceptional talent and incentivize achievement of our strategic business goals, including maximizing long-term shareholder value.

Core Objectives

        We designed a compensation program for our executives that embodies these core objectives:

  •
  Increase shareholder value by aligning management's interests with the long-term interests of shareholders;

  •
  Attract, motivate, and retain leaders who are critical to the success of our business;

  •
  Provide compensation that rewards performance and drives achievement of key financial and business objectives;

  •
  Maintain an appropriate balance between short- and long-term business goals; and

  •
  Limit perquisites and other non-performance based elements of compensation.

Critical Leadership Retention

        To ensure the delivery of long-term shareholder value and the sustainable growth of a business of our complexity and scope, we believe it is critical to employ leaders who can deliver results. To this end, we:

  •
  Provide our executive officers with appropriate and competitive individual pay opportunities and actual pay outcomes that reward superior corporate and individual performance;

  •
  Use a mix of cash and performance-based equity awards, measured by both financial and nonfinancial factors to reward annual and longer-term business performance; and

  •
  Encourage retention through the use of time-vesting compensation awards, combined with other forms of deferred compensation.

SETTING EXECUTIVE COMPENSATION

        The following committee, independent consultant and other resources play an important role in determining our executive compensation structure.

Compensation Committee

        The Compensation Committee, which consists of three independent directors, performs the following compensation-related functions:

  •
  Oversees the compensation of our executive officers and other key executives comprising our senior leadership team;

  •
  Evaluates the performance of our CEO and reviews the performance of our other executive officers, drawing on its own judgment and observations and those of our CEO in evaluating the performance of such officers;

  •
  Administers our equity-based programs and reviews and approves all forms of compensation (including equity grants);

  •
  Sets financial and business measures and goals that are tied to Company's performance for long-term equity incentive awards;

  •
  Oversees employment agreement, including severance and change in control agreements, between the Company and the executives, including modifications and amendments thereto; and

  •
  Considers input from the Risk Oversight Committee and Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

        The Compensation Committee has discretion to decrease formula-driven awards or provide additional incentive compensation based on executive retention considerations. It also has discretion to provide additional incentive compensation in recognition of superior individual performance or extraordinary specific developments. To a lesser extent, the Compensation Committee exercises subjective judgment in making compensation decisions with respect to executive officers, primarily as to equity awards, when such officer's compensation is not determined pursuant to an employment agreement.

Independent Compensation Consultant

        The Compensation Committee has engaged BDO as its independent consultant for a number of years to assist the committee with its responsibilities as appropriate, by:

  •
  Providing advice, research and analysis on executive compensation trends and norms;

  •
  Reviewing and analyzing peer group information to assist with setting of executive compensation; and

  •
  Performing work as requested by and under the supervision of the Compensation Committee.

        Specifically, BDO was engaged by the Compensation Committee in 2014 to perform research and to consult on the terms and conditions of our CFO's employment agreement.

        The Compensation Committee analyzed any relationships BDO had with the Company, members of the Compensation Committee, executive officers and management, and concluded that, after consideration of the specific factors identified by the SEC and the NYSE that affect the independence of compensation advisors, there were no independence or conflict-of-interest concerns related to BDO.

Management

        Certain of our executive officers and senior management provide input on business strategy and short- and long-term business objectives, which assists the Compensation Committee in establishing performance goals in connection with long-term components of our executive compensation program. In addition, the Compensation Committee consults with the CEO in setting the compensation of other executive officers upon their hiring with the Company and periodically thereafter as deemed appropriate by the Compensation Committee. The CEO also provides a subjective performance assessment of other executive officers, which is reviewed and considered by the Compensation Committee in determining each executive officer's performance and resulting compensation.

Market Referencing

        We regularly consider market data for similarly situated executive officers in making compensation decisions for this group of executives.

What We Do:	What We Don't Do:

•

Review executive compensation disclosures of peer companies and/or published compensation survey sources of industrial and finance companies generally

•

Review market information and/or survey data to understand how our aggregate executive compensation compares to competitive norms for attracting and retaining talented leaders and determining certain compensation elements

•

Target individual elements of compensation or total compensation at a certain percentile within a peer group

•

Employ a peer group analysis in determining the compensation of our executive officers other than the CEO and CFO

COMPONENTS OF EXECUTIVE COMPENSATION

        The Compensation Committee determined that each element of our compensation formula contributes to our overall compensation objectives and in the aggregate provides a reasonable and competitive compensation opportunity for each executive officer.

Key Elements of Executive Compensation Structure

        Our executive compensation program consists of three main components: annual base salary, a cash award under our Incentive Plan ("annual performance bonus") and long-term equity incentives.

        An appropriate mix of these key components, which are discussed in more detail below, enables us to remain competitive within our industry while ensuring that our executive officers are appropriately incentivized to deliver shareholder value.

Other Compensation

        The remainder of our executive compensation program includes other forms of compensation, which aim to encourage retention and provide a market-competitive suite of benefits:

  •
  Retirement Benefits—encourages retention and provides market-competitive accruals; and

  •
  Other Benefits & Perquisites—includes standard health and welfare benefit plans, capped severance protection, life insurance, and other limited perquisites to address executive level expectations and challenges.

Executive Compensation Mix

        Our goal is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. We achieve this by providing a mix of performance-based cash and equity awards designed to reward superior performance and achieve specific short- and long-term business objectives.

        In 2014, over 80% of our CEO's target compensation, 75% of our CFO's target compensation, and over 50% of our other NEO's target compensation was performance-based. The target allocation of 2014 compensation for our CEO and other executive officers is shown in the charts below.

CEO Target Pay Mix	CFO Target Pay Mix	Other Executive Officer Target Pay Mix

HOW WE DETERMINE ANNUAL BASE SALARY

        The Compensation Committee determines an appropriate level of base salary for our executive officers by taking into account a series of competitive and other factors and conducting a compensation comparison against a pre-selected compensation peer group (the "Compensation Peer Group"). The Compensation Committee makes this initial determination of base salary for each executive officer upon his or her hiring by the Company and periodically reviews its determination, as it deems appropriate, taking into account various factors, including the Company's performance, market data, industry conditions and shareholder feedback.

Competitive Factors

        To determine an appropriate level of base salary, the Compensation Committee takes into account certain competitive factors, which sometimes include:

  •
  Compensation levels of similarly-situated executives of other drilling contractors and in the oil services sector;

  •
  Necessary levels of compensation to attract and retain highly talented executives from outside the industry; and

  •
  A newly hired executive's salary at his or her most recent place of employment.

Compensation Peer Group

        For purposes of the compensation comparison, the Compensation Peer Group was determined by the Compensation Committee, in consultation with BDO, based upon the following criteria:

  •
  Significant competitor in the Company's lines of business;

  •
  Comparable size or complexity; and/or

  •
  Similar operations in the industry and market.

        In determining the Compensation Peer Group, the Compensation Committee considered the complexities of running a company of our size and scope. Specifically, the committee recognized that no other company combines all of the business lines—drilling, completion services, production services, directional services and equipment manufacturing—with the diverse geographic and multi-faceted corporate structure that make the Company uniquely successful. As a result, the Compensation Committee looked to a number of sectors in our industry to identify companies that provide comparable management challenges for purposes of determining an appropriate peer group for executive compensation. The result is a selection of peers that, as a whole, appropriately represents the various aspects of our business and the level of significant skills and expertise required of executive management, both of which are relevant to the compensation comparison.

        In 2014, the Compensation Committee determined that an appropriate peer group for purposes of compensation comparison should remain the same as in 2013:

Baker Hughes Incorporated	Diamond Offshore Drilling, Inc.
Ensco plc	Halliburton Company
Helmerich & Payne, Inc.	Noble Corporation plc
Rowan Companies plc	Schlumberger Limited
Transocean Ltd.	Weatherford International plc
ConocoPhillips	National Oilwell Varco, Inc.
Freeport-McMoran Inc.

        The Compensation Committee does not target base salaries at a certain percentile within a peer group. Instead, it reviews market data from our Compensation Peer Group in order to understand how our executive officers' aggregate compensation compares to competitive norms.

2014 Annual Base Salary

        Our CEO and CFO's annual base salary is determined by the Compensation Committee and reflected in each of their respective employment agreements. For 2014:

  •
  Mr. Petrello's base salary was $1.75 million, reflecting a 3% pay increase from the previous year, in line with increases across the rest of the Company; and

  •
  Mr. Restrepo's annual base salary was $650,000, effective upon his employment in March 2014.

        In light of the decline in industry conditions during the latter part of 2014, the Company reduced salaries for its executives effective January 1, 2015. In conjunction with that initiative, the Board, in consultation with the Compensation Committee, and our CEO and CFO agreed to reduce their salaries for an interim period ending on June 30, 2015 as follows:

  •
  Mr. Petrello's annual base salary was reduced to $1.53 million; and

  •
  Mr. Restrepo's annual base salary was reduced to $585,000.

        This reduction is subject to renewal and does not affect the calculation or payment of any other components of executive compensation or ancillary benefits. Corresponding reductions were also made to the base salaries of our other executive officer (Mr. Andrews) and senior management.

HOW WE DETERMINE THE ANNUAL PERFORMANCE BONUS

        Our annual performance-based cash bonus opportunity is directly tied to objective performance goals for the Company. Our Annual Incentive Bonus Plan, approved by shareholders at the 2013 annual general meeting, governs this component of executive compensation and is designed to focus our executive officers on achieving specific performance measures and reward successful outcomes.

Annual Incentive Bonus Plan

        The Annual Incentive Bonus Plan (the "Plan") advances our pay-for-performance philosophy by providing participants under the Plan with annual bonus incentive opportunities linked to the achievement of specific performance measures. The Plan is designed to:

  •
  Reinforce the Company's goal-setting and strategic planning process;

  •
  Recognize the efforts of its management in achievement objectives; and

  •
  Aid in attracting and retaining competent management, thus ensuring the long-range success of the Company.

        At the beginning of each year, the Compensation Committee sets objective performance measures for the Company as a whole and establishes corresponding performance goals for each participant under the Plan, including our CFO and CEO. These performance goals may include one or more of the following for a given fiscal year:

  •
  Income before federal taxes and net interest expense;

  •
  Achievement of specific and measurable operational objectives in the areas of rig operating costs, accident records, downtime and employee turnover;

  •
  Completion of one or more specifically designated tasks identified as being important to the strategy or success of the Company;

  •
  Working capital, generally defined to include receivables; inventories and controllable current liabilities, measured either in absolute dollars or relative to sales;

  •
  Sales or market share, total shareholder return, economic value added, or the growth in the value of an investment in the common shares assuming the reinvestment of dividends;

  •
  Earnings growth, revenues, expenses, share price, net operating profit after taxes, market share, days sales outstanding, return on assets, equity, capital employed or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet, income statement or cash flow objectives; and

  •
  Earnings per share, operating income, gross income, cash flow, gross profit, gross profit return on investment, gross margin return on investment, gross margin, operating margin, earnings before interest and taxes, earnings before interest, tax, depreciation and amortization, return on equity, return on assets, return on capital, return on invested capital, net revenues, gross revenues, revenue growth, annual recurring revenues, recurring revenues, license revenues, or reduction in operating expenses.

        In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

  •
  Minimum threshold before any annual performance bonus can be earned;

  •
  Target award dollar amount to incentivize a specific desired performance level; and

  •
  Maximum goal which sets an appropriate limit on the potential annual performance bonus that can be earned.

        After the end of the fiscal year, the Compensation Committee certifies whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the set annual performance goals.

        Pursuant to their respective employment agreements, each of our CFO and CEO are assigned one or more financial or nonfinancial metrics by which their performance is measured for purposes of calculating their annual performance bonus for a given year. At the end of that year, the Compensation Committee evaluates each executive's performance against the applicable metric or metrics and determines their cash performance bonus based on the assigned threshold, target and maximum benchmark for that year. Any results between benchmarks are pro-rated in calculating the performance bonus.

2014 Annual Performance Bonus

CEO

        Pursuant to his employment agreement, Mr. Petrello's annual performance bonus is targeted at base salary ($1.75 million for 2014) and capped at twice base salary ($3.5 million for 2014), subject to the achievement of one or more financial or nonfinancial performance goals, as determined by the Compensation Committee.

        For 2014, Mr. Petrello's annual performance bonus targets were based on the Company's target for adjusted EBITDA, or operating cash flow, of $1.833 billion. This metric was selected by the Compensation Committee to encourage generation of cash flow and to further strengthen the Company's ability to grow, improve our competitive position and encourage long-term shareholder return. In particular, adjusted EBITDA is a significant consideration used by analysts in evaluating the Company and is therefore a key driver of the Company's share price.

        The Compensation Committee established the following targets for Mr. Petrello's annual performance bonus for 2014:

  •
  A minimum threshold of 70% of target adjusted EBITDA, with a payout of 70% of base salary at that level;

  •
  A target award of 100% of target adjusted EBITDA, with a payout of 100% of base salary at that level; and

  •
  A maximum goal of 120% of target adjusted EBITDA, with a payout of 200% of base salary at that level.

        In the event actual performance falls between target levels, the annual performance bonus is prorated. In addition, adjustments to targets are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. No adjustments to the CEO's targets were made for 2014.

        In 2014, the Company's adjusted EBITDA was $1.743 billion, or 95.1% of target adjusted EBITDA. Accordingly, Mr. Petrello earned an annual performance bonus of $1.664 million, a 12% increase from his corresponding bonus in 2013 based on the same performance metric. Because the Company's actual performance was between 70% and 100% of target adjusted EBITDA, the amount awarded was prorated, and the annual performance bonus awarded to Mr. Petrello was equal to 95.1% of his annual base salary for 2014. For 2015, the Compensation Committee again chose the Company's 2015 adjusted EBITDA objectives to determine the amount, if any, of Mr. Petrello's annual cash bonus.

CFO

        Pursuant to his employment agreement, Mr. Restrepo's annual performance bonus is targeted at base salary ($650,000 for 2014) and capped at twice base salary ($1.3 million for 2014), payable in cash and based upon the achievement of one or more financial or nonfinancial performance goals as determined by the Compensation Committee.

        For 2014, Mr. Restrepo's annual performance bonus was based on the Company's targets for (1) adjusted EBITDA (weighted at 70%, such that the target bonus for the adjusted EBITDA portion was $455,000) and (2) salary, general and administrative expenses ("SG&A") (weighted at 30%, such that the target bonus for the SG&A portion was $195,000). These performance measures were selected by the Compensation Committee to mirror the CEO's target adjusted EBITDA goal, and to place additional emphasis on SG&A, as the component of adjusted EBITDA most closely aligned to the CFO's responsibilities.

        The Compensation Committee established the following targets for Mr. Restrepo's annual performance bonus for 2014:

        For adjusted EBITDA:

  •
  A minimum threshold of 70% of target adjusted EBITDA, with a payout of 70% of the adjusted EBITDA portion of the bonus, or $318,500, at that level;

  •
  A target award of 100% of target adjusted EBITDA, with a payout of 100% of the adjusted EBITDA portion of the bonus, or $455,000, at that level; and

  •
  A maximum goal of 120% of target adjusted EBITDA, with a payout of 200% of the adjusted EBITDA portion of the bonus, or $910,000, at that level.

        For SG&A:

  •
  A minimum threshold of $537.5 million of SG&A, with a payout of 70% of the SG&A portion of the bonus, or $136,500, at that level;

  •
  A target award of $530 million of SG&A, with a payout of 100% of the SG&A portion of the bonus, or $195,000, at that level; and

  •
  A maximum goal of $520 million of SG&A, with a payout of 200% of the SG&A portion of the bonus, or $390,000, at that level.

        In each case, if actual performance falls between target levels, the annual performance bonus is prorated. In addition, adjustments are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. Adjustments were made in the SG&A calculation for 2014, solely for purposes of determining that portion of the CFO's annual performance bonus, to remove from the calculation third-party fees essential to other strategic initiatives and the additional SG&A incurred as a result of a mid-year acquisition, both of which were unforeseen at the time initial targets were set.

        As noted above, the Company's adjusted EBITDA for 2014 was $1.743 billion, or 95.1% of target adjusted EBITDA. SG&A was $531.2 million, after deducting $18 million in unplanned third-party costs and $0.5 million in SG&A resulting from a mid-year acquisition. Accordingly, Mr. Restrepo earned an annual performance bonus of $618,250 for 2014 comprised of $433,705 representing the adjusted EBITDA portion and $185,545 representing the SG&A portion. For 2015, the Compensation Committee again chose the Company's 2015 adjusted EBITDA objectives and SG&A goals to determine 70% and 30%, respectively, of the amount of Mr. Restrepo's annual cash bonus, if any.

LONG-TERM EQUITY INCENTIVES

        Our long-term equity incentives are designed to reward achievement of corporate objectives and incentivize our executive officers to deliver strong long-term shareholder returns. The Compensation Committee supports a practice of providing long-term equity incentives that deliver above-average compensation if financial results and/or shareholder returns exceed expectations.

 Why Long-Term Equity Incentives Are So Important to Our Compensation Structure:

  Share ownership is the simplest, most direct way to align our executive officers' interests with those of our other shareholders. The vesting and other design features of equity awards encourage both performance and long-term share ownership by our executive officers to further motivate them to create long-term shareholder value.

  For example: Mr. Petrello has sold the Company's common shares only 4 times since 1993 and has exercised stock options infrequently. His most recent exercises consisted only of expiring stock options, and he continues to hold the underlying shares, except those relinquished for payment of withholding taxes or exercise price. He holds an equity interest in the Company of approximately 3.42%.

        Our long-term equity incentives are designed to focus our executive officers on achieving and sustaining longer-term shareholder returns. The following is a description of our long-term equity incentives for our CEO and CFO:

TSR Shares	Performance Shares

•

Restricted common share awards that vest over a three-year period

•

Based upon the Company's performance relative to the performance peer group (the "Performance Peer Group"), which is described below

•

Minimum performance criteria apply before any TSR Shares vest

•

Subject to a maximum award amount

•

Restricted common share that vest over a three-year period

•

Based upon the achievement of certain financial or operational objectives, as pre-determined by the Compensation Committee

•

Minimum threshold applies before any amount can be earned

•

Subject to a maximum award amount

        Our TSR Share awards vest at the end of the relevant three-year measurement period based on the Company's share performance relative to its Performance Peer Group during that period. Our Performance Shares are awarded based on the individual's achievement of performance goals, for that year, then vest over a three-year period.

Performance Peer Group

        For purposes of our TSR Share awards, the Compensation Committee, in consultation with its consultant BDO, determined the Performance Peer Group by:

  •
  Eliminating from the Compensation Peer Group companies whose operations, although requiring similar management skills, were nevertheless not comparable to the Company's business lines and therefore did not provide a meaningful basis for measuring relative share performance; and

  •
  Adding other significant competitors in each of the Company's business lines to provide a comprehensive means for evaluating TSR.

        The resulting Performance Peer Group is comprised of companies that the Compensation Committee believes, as a whole, appropriately represent the composition of our business. In 2014, we had the following two business lines:

  •
  Drilling & Rig Services—comprised of our global land-based and offshore drilling rig operations and other rig services, consisting of equipment manufacturing, rig instrumentation, optimization software and directional drilling services; and

  •
  Completion & Production Services—comprised of our operations involved in the completion, life-of-well maintenance and plugging and abandonment of a well in the United States and Canada.

        The Compensation Committee focused on our key competitors in each business line in determining appropriate comparators for assessing relative shareholder return. As a result, for 2014, our Compensation Committee selected the following companies for our Performance Peer Group based upon their comparable business activities:

Drilling & Rig Services	Completion & Production Services
Diamond Offshore Drilling, Inc.	Halliburton Company
Helmerich & Payne, Inc.	Baker Hughes Incorporated
Patterson-UTI Energy, Inc.	Weatherford International plc
Transocean Ltd.	ENSCO International Inc.
Noble Corporation plc	Key Energy Services, Inc.
Unit Corporation	Superior Energy Services, Inc.
Rowan Companies plc	RPC Inc.
National Oilwell Varco, Inc.*

*
Indicates that equipment manufacturing is determining factor for inclusion.

        The Compensation Committee has discretion to adjust the composition of the Performance Peer Group and to set the threshold, target and maximum performance criteria to reflect current circumstances.

        For TSR Shares granted in 2014, the target will be achieved if the Company ranks at the median of the Performance Peer Group for TSR during the period 2014 through 2016. If the Company ranks in the first quintile, TSR Shares will vest at the maximum level, and the Company must rank at least in the fourth quintile for any TSR Shares to vest (at 25% of maximum). Other rankings yield proportionate results. The percentage of maximum shares earned based on three-year TSR rank is shown in the table below:

TSR Rank	Percentage of Maximum Shares Earned
1, 2 or 3	100%
4 or 5	75%
6 or 7	60%
8 or 9	50%
10 or 11	40%
12 or 13	25%
14 or 15	0%

2014 TSR Share Awards

CEO

        Pursuant to Mr. Petrello's employment agreement, the target number of TSR Shares that vest is valued at 150% of base salary on the first day of the measurement period. If the performance goals are achieved at maximum levels, then the maximum number of TSR Shares will be valued at twice that amount. The number of common shares granted is determined using the average daily closing price of our common shares on each of the 20 business days prior to the commencement of the measurement period. For the 2014 award, the maximum number of shares that may vest is 315,204, calculated by multiplying Mr. Petrello's salary on that date of $1.7 million by three, then dividing by the 20-day average closing price of $16.18.

        Based on the Company's share performance through 2014, the Company's current ranking for TSR Shares granted in 2013 and 2014, is 9 and 8, respectively. Although vesting percentages are determined solely based upon the Company's relative TSR ranking at the end of the applicable three-year measurement period, if those measurement periods ended on December 31, 2014, the number of TSR

Shares that would vest are 176,967 from the 2013 grant and 157,602 from the 2014 grant, both at target levels.

CFO

        Pursuant to Mr. Restrepo's employment agreement, the target number of TSR Shares that vest is valued at base salary on the first day of the measurement period. If the performance goals are achieved at maximum levels, then the maximum number of TSR Shares will be valued at twice that amount. The number of common shares granted is determined using the average daily closing price of our common shares on each of the 20 business days prior to the commencement of the measurement period. For the 2014 award, the maximum number of shares that may vest is 80,346, calculated by multiplying Mr. Restrepo's salary of $650,000 by two, then dividing by the 20-day average closing price of $16.18.

        Based on the Company's share performance in 2014, the Company's current ranking for TSR Shares is 8. Although vesting percentages are determined solely based upon the Company's relative TSR ranking at the end of the applicable three-year measurement period, this ranking would result in the vesting of TSR Shares at target, or 40,173 shares.

How We Develop the Criteria for our Performance Shares

        The Compensation Committee pre-determines at the beginning of each performance cycle the specific financial and operational performance metrics for Performance Shares applicable to each executive officer in order to tailor long-term incentives to the specific goals and needs of the Company at such time.

        The financial and operational objectives may include one or more of the following:

  •
  Earnings per share;

  •
  Earnings before interest expense, provision for income taxes, and depreciation and amortization expense ("EBITDA");

  •
  Salary, general and administrative expenses ("SG&A");

  •
  Health, safety and environmental performance; and

  •
  Other identifiable strategic or operational targets.

        These objectives may be the same or different than the objectives upon which the annual performance bonus under the Plan is based. The Compensation Committee retains flexibility to determine the specific performance metric(s) for Performance Shares so that it may tailor these long-term incentives to the specific strategies of the Company as they evolve in our dynamic industry.

2014 Performance Criteria

CEO

        In 2014, our CEO's performance criteria for purposes of determining the number of Performance Shares earned was tied to initiatives related to streamlining our business operations, including:

  •
  Divestiture of the Company's non-core assets and businesses with net proceeds of at least $100 million;

  •
  Implementing a value-creating transaction for the completion services business that provides additional liquidity; and

  •
  Developing a strategy to increase market share for the Drilling and Rig Services business in the United States.

        The Compensation Committee chose these criteria to incentivize continued focus on our core businesses, strengthening of our financial position and enhancing our market position in what is widely viewed as our core market. More specifically, the criterion for implementing a value-creating transaction for the completion services business was developed in direct response to shareholder feedback and as a result of the Board's comprehensive strategic review process aimed at unlocking long-term shareholder value and improving our core operational performance.

CFO

        Our CFO's performance criteria in 2014 involved similar objectives and other key performance goals, with even more focus on improvements in financial position and shareholder communications, including:

  •
  Implementing a value-creating transaction for the completion services business that provides additional liquidity;

  •
  Overseeing cost reduction initiatives and commercial improvement projects to deliver targeted performance improvements and identifiable cash benefits;

  •
  Developing an optimization plan for the Company's capital structure to improve cost of capital and financial flexibility;

  •
  Assisting in development of investor community communications that better align with company strategy, including realignment of financial statements, following implementation of strategic initiatives; and

  •
  Reviewing and streamlining financial reporting structure to realize improvement in quality and cash cost savings.

        The Compensation Committee chose these criteria to incentivize continued focus on core businesses, strengthen our relationship with shareholders and the investor community, and deliver improvements in our overall financial flexibility.

2014 Performance Shares

CEO

        Pursuant to his employment agreement, Mr. Petrello has the opportunity to receive an award of Performance Shares for each fiscal year, targeted at 200% of base salary, with a maximum award of twice that amount (400%), and subject to a minimum threshold (for 2014, one goal achieved) before any award can be earned. For 2014, because Mr. Petrello achieved two-thirds of his 2014 performance criteria, or 66% of the target, Mr. Petrello received a Performance Share award consisting of 384,721 restricted shares that vest over a three-year period, valued at 1.33x target, or $4.7 million. Those shares were granted in February 2015 and vest in three equal annual installments.

        In 2014, Mr. Petrello achieved two of his three performance goals by: (1) delivering over $150 million in net proceeds from non-core asset sales during the fiscal year and (2) developing a strategy for the U.S. land drilling business to enhance market share in the Lower 48. The businesses we divested include a substantial portion of our E&P holdings in Alaska, our inland barge rigs, and our joint-venture interests in oilfield and civil construction businesses in Alaska and Canada.

        The transaction with C&J Energy, which was developed and spearheaded under the leadership of Mr. Petrello and the rest of our management team, was intended to achieve the remaining goal. In fact, that transaction exceeded the initial goal of our strategic review process, which was focused on the completion services business only. It resulted in increased liquidity for the Company with the receipt at closing of $688 million in cash and the transformation of the Company into a pure-play drilling and rig services global leader. In addition, we retained a 53% equity interest in the combined company C&J Energy Services Ltd., which allows us to continue to participate in the completion and production services market. Because the transaction was not completed prior to the Board's evaluation of his performance goals for 2014, however, Mr. Petrello did not receive an award of 2014 Performance Shares with respect to this goal.

        The performance criteria associated with Performance Shares that can be earned by Mr. Petrello during 2015 are tied to initiatives related to streamlining and strengthening our business operations and organization, as well as enhancing our competitive market position.

CFO

        Pursuant to his employment agreement, Mr. Restrepo has the opportunity to receive an award of Performance Shares for each fiscal year, targeted at 100% of base salary, with a maximum award of twice that amount (200%), and subject to a minimum threshold (for 2014, two goals achieved) before any award can be earned. In 2014, Mr. Restrepo achieved three of his five performance goals by:

  •
  Achieving more than $36 million in identified cost-savings opportunities, including reductions in both overhead and capital costs for 2014 and 2015, as well as realizing other commercial opportunities;

  •
  Developing a plan to ensure adequate liquidity in an industry downturn, which resulted in expansion of our revolving term loan facility by $225 million and securing a new $300 million term loan facility. As a result of the implementation of this performance goal, our total available borrowing capacity increased by $525 million, effectively bringing our availability in excess of $1 billion as of March 2, 2015; and

  •
  Implementing a new streamlined, more focused investor message and conducting wide scale interaction with investors.

        As a result, Mr. Restrepo received 53,586 Performance Shares valued at target, or $650,000. Those shares were granted in February 2015 and vest in three equal annual installments.

        As discussed above, the transaction with C&J Energy was intended to achieve the CFO's first goal of implementing a value-creating transaction for the completion services business that provides additional liquidity to the Company. In fact, that transaction exceeded the initial goal of our strategic review process, which was focused on the completion services business only. It resulted in increased liquidity for the Company with the receipt at closing of approximately $688 million in cash and the transformation of the Company into a pure-play drilling and rig services global leader. In addition, we retained a 53% equity interest in the combined company C&J Energy Services Ltd., which allows us to continue to participate in the completion and production services market. Because the transaction was not completed prior to the Board's evaluation of his performance goals for 2014, however, Mr. Restrepo did not receive an award of 2014 Performance Shares with respect to this goal.

        The performance criteria associated with Performance Shares that can be earned by Mr. Restrepo during 2015 are tied to initiatives related to streamlining our business operations and strengthening our financial position.

OTHER NAMED EXECUTIVE OFFICERS

        We provide incentives to our other executive officers in two categories:

        The Compensation Committee balances the goals of rewarding past performance and incentivizing future performance and retention in determining the amount and form of these incentives. Through our annual performance bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

Annual Performance Bonus

        Annual performance bonuses are not guaranteed. As previously discussed, the annual performance bonus is paid out of our Annual Incentive Plan. Generally, the Compensation Committee determines the amount available for annual performance bonuses based upon the achievement of financial and operational objectives of the Company as a whole and the individual business unit or corporate department. Bonuses are then allocated based upon individual performance. As with awards to our CEO and CFO, the annual performance bonus is subject to a minimum threshold, target and maximum payout based upon:

        Other targets are selected based upon the specific goals and needs of the Company at any given point in time. Our other executive officers' annual performance bonuses for 2012-2014 are reported in the Summary Compensation Table below under the "Bonus" and "Non-Equity Incentive Plan Compensation" columns, as applicable.

Long-Term Equity Incentives

        The Compensation Committee determines long-term incentive equity awards for the other executive officers and senior leadership team as a multiple (generally 1x to 2x) of the annual performance bonus, based upon a subjective evaluation of the executive's performance. This subjective evaluation allows for the consideration of the executive officer's contributions to the Company's performance, whether or not encompassed in financial and operational criteria. Because of the future value of those awards is inherently subject to the risk of future share performance, the Compensation Committee typically provides for time-vesting of those awards to encourage retention. The grant-date values of long-term equity incentives granted to our other executive officers in 2014 are reported in the Summary Compensation Table below under the "Stock Awards" column.

        For 2014, long-term equity incentives were determined by multiplying the value of the annual performance bonus amount by a multiple determined for the applicable executive based upon his or her position and performance. Our executive officers received an equity award based on the resulting value.

        For example, Mr. Andrews earned an annual performance bonus of $65,000 for 2014 based upon the Company's overall performance and his performance against specific goals. He also received a long-term equity incentive award in the form of restricted shares, the number of which was determined by applying a multiplier of 1.15 to his annual performance bonus and dividing the product by the value of our shares on the grant date. Based on this calculation, he was granted 5,547 shares of restricted shares, with restrictions lapsing ratably over four years.

Equity Award Policy

        The Company has established a Stock Option/Restricted Share Award Policy that applies to the grant of long-term equity incentive awards to all employees, including our executive officers. Here is how this policy works in practice:

  •
  The policy does not restrict the timing of awards, although the Compensation Committee typically makes awards to our executive officers and senior leadership at its first meeting each year, which usually occurs in February following publication of our annual results.

  •
  The Compensation Committee delegated authority to the CEO, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees.

  •
  All awards granted by the CEO are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2014, the CEO was delegated authority to grant up to an aggregate of 1,000,000 restricted shares to employees.

RETIREMENT BENEFITS

        Our executive officers are eligible to participate in the following retirement plans:

  •
  401(k) Plan—a tax-qualified defined contribution plan, which covers substantially all our employees; and

  •
  Deferred Compensation Plan—a nonqualified deferred compensation plan, which allows certain employees to defer an unlimited portion of their cash compensation and receive Company-matching contributions.

        Collectively, these plans facilitate retention and provide our executive officers an opportunity to accumulate assets for retirement.

Executive Plan

        Messrs. Petrello, Restrepo and Wood and are also eligible to participate in the Executive Deferred Compensation Plan (the "Executive Plan").

        Pursuant to Mr. Petrello's employment agreement, and at the end of each calendar quarter through the first quarter of 2019, the Company credits $300,000 to an account for Mr. Petrello under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when (1) he reaches age 65 or (2) earlier (a) when he reaches age 62, to the extent of any quarterly contributions in excess of $250,000, together with accumulated deemed earnings thereon or (b) upon termination of employment for any reason other than cause, but will be forfeited upon his earlier termination of employment for cause. Mr. Petrello will forfeit his account balance under this plan upon termination of employment for cause.

        Mr. Restrepo is also eligible to participate in the Executive Plan on the same basis as other senior leaders. However, because the annual contributions were made prior to his employment with the Company, no contributions were made on behalf of Mr. Restrepo to the Executive Plan in 2014. The Compensation Committee elected to credit $200,000 to Mr. Wood's account under the Executive Plan in 2014.

        Information regarding our Deferred Compensation Plan and Executive Plan, as well as the terms of their participation, can be found under "—2014 Nonqualified Deferred Compensation" below.

OTHER BENEFITS AND PERQUISITES

        All of our employees, including our executive officers, may participate in health, pension and welfare benefits plans on the same basis as other employees and may receive special bonuses from time to time as determined by the Board. Our executive officers may also receive company-sponsored club memberships as part of their overall compensation package. In addition, Messrs. Petrello, Restrepo and Wood receive additional benefits under the terms of their respective employment agreements, as described below. In 2014, we eliminated the CEO's automobile allowance in line with perquisite reductions across the Company.

Severance Protection

        Severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we have provided such protection for Messrs. Petrello, Restrepo and Wood.

        Mr. Petrello's and Mr. Restrepo's employment agreements each provide for severance payments in the event the agreement is terminated (i) by the Company prior to the expiration date of the agreement for any reason other than for cause, including in connection with a change in control, or (ii) by the executive for constructive termination without cause, including in connection with a change in control, each as defined in their respective employment agreement.

        Under Mr. Petrello's agreement, termination within twelve months of a change in control (as defined in the agreement), including by voluntary resignation, is considered a constructive termination without cause. Under Mr. Restrepo's agreement, termination within twelve months of a change in control (as defined in the agreement) qualifies as a constructive termination only under circumstances that otherwise qualify as constructive termination (not including voluntary resignation) under the agreement. The executive officer would have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change in control, 2.99 times the average sum of his base salary and annual performance bonus during the three fiscal years preceding the termination. The cap on the annual performance bonus opportunity beginning in 2013 serves to reduce the potential severance benefit in the future.

        Pursuant to Mr. Petrello's employment agreement, in the event of a termination without cause or constructive termination without cause, including in connection with a change in control, TSR Shares previously granted to Mr. Petrello would be deemed earned at target, and Performance Shares for the year of termination would be deemed earned at maximum levels. In addition, earned Performance Shares would immediately vest.

        The Company entered into a change in control agreement with Mr. Wood on April 25, 2014. Pursuant to the agreement, Mr. Wood would have the right to receive, within 60 days of a termination without cause or resignation, within 12 months of a change in control, two times his highest total annual compensation (excluding amounts received under any deferred compensation program), during any of the three calendar years preceding the termination.

        Additional information regarding severance benefits is included in the table under "2014 Potential Payments Upon Termination or Change in Control" below.

Death, Disability and Certain Terminations

        Mr. Petrello's and Mr. Restrepo's employment agreements also provide that, upon death, disability, termination without cause, or constructive termination without cause, he would receive (a) any unvested stock options and restricted shares outstanding (except for TSR Shares), which will immediately and fully vest; (b) any amounts earned, accrued or owing to him but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites); (c) continued participation in medical, dental and life insurance coverage; and (d) certain perquisites and other or additional benefits in accordance with our applicable plans and programs, including distribution of account balances under the Company's Executive Plan.

        In addition, under the agreements, (a) any unvested TSR Shares at the time of termination for these reasons will vest at target levels; and (b) for Mr. Petrello, any unearned Performance Shares will be deemed earned at the maximum level (in the case of death or disability, on a pro rata basis). The Compensation Committee provided for the vesting of outstanding restricted shares, including Performance Shares, and outstanding stock options because in each instance those awards have already been earned based upon performance at the time of grant.

Life Insurance and Other Perquisites

        In addition to salary and bonus, Mr. Petrello receives group life insurance, various split-dollar life insurance policies, reimbursement of expenses, and various perquisites (including personal use of company aircraft). Premium payments under the split-dollar life insurance policies were suspended in 2002. Under Mr. Petrello's employment agreement, the Company is obligated to make contributions during the term of his employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to Mr. Petrello equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force. Mr. Restrepo also receives group life insurance, reimbursement of expenses and various perquisites available to other senior leaders.

TERM OF EMPLOYMENT

        Mr. Petrello's current employment agreement provides for an initial term of five years, through December 31, 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause. Neither Mr. Petrello nor the Company has provided notice of termination.

        Mr. Restrepo's employment agreement provides for an initial term through 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination one year prior to such anniversary. Such notice by the Company does not constitute a constructive termination under Mr. Restrepo's agreement. Neither Mr. Restrepo nor the Company has provided notice of termination.

SHARE OWNERSHIP POLICY

        We encourage our executive officers to own the Company's shares to further align their interests with those of other shareholders.

        Mr. Petrello's employment agreement requires that he own Company common shares with a minimum acquisition value of five times his base salary. As noted in the table under "Corporate Governance—Beneficial Ownership of Company Common Shares", Mr. Petrello currently owns 11,399,614 common shares, exclusive of stock options, which represent over 3.42% of our outstanding common shares and over 22 times the required minimum ownership.

        Mr. Restrepo's employment agreement requires that he own Company common shares with a minimum acquisition value of three times his base salary. As noted in the table under "Corporate Governance—Beneficial Ownership of Company Common Shares", Mr. Restrepo currently has 456,152 common shares and 4.5 times the required minimum ownership.

        None of our other executive officers in 2014 were subject to a minimum share ownership requirement during that year.

        "Acquisition value" for this purpose means, for shares, the market closing price on the date of grant or purchase. For stock options, it means the Black Scholes value on the date of grant. Acquisition value was chosen by our Compensation Committee as an appropriate measure because of the volatility of stock prices in our industry and the complications that may arise from the use of a fluctuating valuation method.

RISK ASSESSMENT

        The Compensation Committee continues to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, to ensure that these arrangements do not encourage our executives to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders.

TAX CONSIDERATIONS

        Section 162(m) of the Internal Revenue Code of 1986 (as amended, the "Code") limits to $1 million the amount of compensation that we may deduct in any year with respect to any of our executive officers, other than the Chief Financial Officer. Certain performance-based compensation approved by shareholders is not subject to the limit. At our 2013 annual general meeting, shareholders approved the Annual Incentive Bonus Plan, the purpose of which was to provide us the flexibility to grant annual cash incentive bonuses to our executive officers that could qualify as performance-based compensation under Section 162(m) of the Code. Although we intend to take reasonable steps to obtain deductibility of compensation, we reserve the right not to do so in our judgment, particularly with respect to retaining the service of our executive officers.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board has reviewed and discussed with management the CD&A provided above. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2014.

                      Respectfully submitted,

                      THE COMPENSATION COMMITTEE
                      Michael C. Linn, Chairman
                      James R. Crane
                      John P. Kotts

2014 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Anthony G. Petrello	2014	1,750,000	0	9,816,826	0	1,664,250	131,975	1,431,652	14,794,703
Chairman of the	2013	1,700,000	0	18,686,961	0	1,479,000	32,460	46,347,766	68,246,187
Board, President	2012	1,100,000	17,502,000	0	0	0	22,944	1,109,625	19,734,569
and CEO
William J. Restrepo	2014	525,000	0	6,053,128	0	618,250	0	1,131	7,197,509
CFO
R. Clark Wood	2014	349,463	0	200,000	0	260,000	11,363	206,325	1,027,151
Formerly Principal	2013	329,310	190,000	200,000	0	0	3,679	161,246	884,235
Accounting and	2012	299,328	196,000	150,000	0	0	2,471	136,119	783,918
Financial Officer
Mark D. Andrews	2014	210,000	65,000	75,000	0	0	0	86,674	436,674
Corporate Secretary	2013	200,000	60,000	65,000	0	0	0	84,182	409,182
	2012	190,000	65,000	50,000	0	0	0	83,114	388,114

(1)
A portion of Mr. Petrello's contractual salary is deemed to include payment for his service as a director of the Company. The amount in this column for Mr. Restrepo pertains to salary earned from March 3, 2014, the date on which Mr. Restrepo commenced employment with the Company, through December 31, 2014.

(2)
For 2012, Mr. Petrello received a contractual cash bonus based on a bonus formula under his previous employment agreement of 2% of cash flow in excess of the equity hurdle upon his appointment as CEO in 2012.

(3)
Except as otherwise described below, the amounts shown in this column reflect the value of restricted share awards based on the grant-date closing price of our shares.

  For Mr. Petrello, the amount for 2014 includes the grant of maximum TSR Shares eligible to vest in 2017 and the grant of Performance Shares based on 2013 performance. Pursuant to Mr. Petrello's employment agreement, the number of TSR Shares granted was determined using the average daily closing price of our shares on each of the 20 business days prior to January 1, 2014. The grant-date fair value of the TSR Share awards of $3,356,826 was determined based on a Monte Carlo Model, using the assumptions detailed in Note 9 of our annual audited financial statements included in our 2014 Annual Report. The remaining amount for Mr. Petrello represents the grant-date fair value ($6,460,000) of Performance Shares earned based upon achievement of 2013 goals, as discussed in our 2014 proxy statement. These shares vest ratably over a three-year period ending in 2017. The amount for 2013 includes a one-time grant of restricted shares valued at $15,000,000 received in connection with the restructuring of his employment agreement, described above. These shares vest in three equal annual installments ending in 2016. The remaining amount for Mr. Petrello for 2013 reflects the grant of maximum TSR Shares eligible to vest in 2016 based upon the Company's relative share performance.

  For Mr. Restrepo, the amount for 2014 includes a one-time grant of restricted shares valued at $4,900,000 received in connection with his initial hiring, which was necessary to incentivize Mr. Restrepo to leave his previous employer. The remaining amounts for Mr. Restrepo reflect the grant of maximum TSR Shares eligible to vest in 2016. Pursuant to Mr. Restrepo's employment agreement, the number of shares granted was determined using the average daily closing price of our shares on each of the 20 business days prior to January 1, 2014. The grant-date fair value of the TSR Share awards was determined based on a Monte Carlo Model, using the assumptions detailed in Note 9 of our annual audited financial statements included in our 2014 Annual Report.

(4)
The annual performance bonuses of our named executive officers are governed by our Annual Incentive Plan, as described above under "—Components of Executive Compensation—How We Determine the Annual Performance Bonus."

(5)
The amounts in this column are attributable to above-market earnings in the Executive Plan. For 2014, above-market earnings represent the difference between the 6% interest rate earned under this plan and 3.99%, which is 120% of the

  Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2013. Nonqualified deferred compensation activity for 2014 is detailed in the 2014 Nonqualified Deferred Compensation Table.

(6)
The amounts in the "All Other Compensation" column of this table consist of the following:

Name	Years	Insurance Benefits(a)	Club Membership	Imputed Life Insurance(b)	Automobile Allowance(c)	Other(d)	NQP Company Match	401(K) Company Match	Total
Anthony G. Petrello	2014	0	20,215	7,420	0	1,393,617	0	10,400	1,431,652
	2013	0	22,587	7,198	23,315	46,289,445	0	5,231	46,347,776
	2012	0	28,415	4,567	25,434	1,046,363	0	4,846	1,109,625
William J. Restrepo	2014	0	0	1,131	0	0	0	0	1,131
R. Clark Wood	2014	0	0	360	0	200,000	63	5,902	206,325
	2013	0	0	300	0	150,000	1,641	9,305	161,246
	2012	0	0	270	0	125,000	1,584	9,265	136,119
Mark D. Andrews	2014	0	0	0	0	86,674	0	0	86,674
	2013	0	0	0	0	84,182	0	0	84,182
	2012	0	0	0	0	83,114	0	0	83,114

  (a)
  The economic benefit related to a split-dollar life insurance arrangement was $26,154 for Mr. Petrello for 2014. These amounts were reimbursed to the Company during 2014. The benefit as projected on an actuarial basis was $459,868 before taking into account any reimbursements to the Company. We have used the economic-benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002.

  (b)
  Represents value of life insurance premiums for coverage in excess of $50,000.

  (c)
  In 2014, we eliminated Mr. Petrello's automobile allowance in line with perquisites reductions across the Company.

  (d)
  The amount in this column for Mr. Petrello for 2014 includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $193,617. In addition, this column for Mr. Petrello for 2013 includes a one-time payment in the amount of $45,000,000, of which $27,000,000 was paid in our common shares, upon the termination of his previous employment agreement.

    The amount in this column for Mr. Wood for 2014 reflects contributions to the Executive Plan.

    The amount in this column for Mr. Andrews for 2014 includes a housing allowance of $48,000, as well as reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2014 GRANTS OF PLAN-BASED AWARDS

        The table below shows each grant of restricted share awards or stock options made to a named executive officer under any plan during the year ended December 31, 2014.

									All Other Option Awards Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock(2) (#)		Exercise Or Base Price of Options Awards ($/Share)	Grant-Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony G. Petrello	2/21/14	N/A	N/A	N/A	78,801	157,602	315,204	362,311	N/A	N/A	$9,816,826
William J. Restrepo	3/3/14	N/A	N/A	N/A	20,087	40,173	80,346	214,067	N/A	N/A	$6,053,128
R. Clark Wood	2/21/14	N/A	N/A	N/A	N/A	N/A	N/A	9,091	N/A	N/A	$200,000
Mark D. Andrews	2/21/14	N/A	N/A	N/A	N/A	N/A	N/A	3,409	N/A	N/A	$75,000

(1)
Pursuant to Messrs. Petrello and Restrepo's employment agreements, these shares are eligible to vest in 2017 based upon the Company's three-year TSR performance relative to the Performance Peer Group.

(2)
In February 2014, Mr. Petrello received 362,311 restricted shares scheduled to vest ratably over a three-year period. In March 2014, Mr. Restrepo received in connection with his hiring 214,067 restricted shares scheduled to vest ratably over a three-year period beginning December 31, 2014. Messrs. Wood's and Andrews' restricted share awards granted in February 2014 relate to 2013 performance and are scheduled to vest ratably over a four-year period.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        This table shows unexercised options, restricted share awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2014. The amounts reflected as market value are based on the closing price of our common shares of $12.98 on December 31, 2014 as reported on the NYSE.

					Stock Awards
								Equity Incentive Plan Awards Market or Payout Value of Unearned Shares That Have Not Vested ($)
							Equity Incentive Plan Awards Number of Unearned Shares That Have Not Vested (#)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Anthony G. Petrello(1)	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015
	1,698,427	0	$9.870	2/25/2019
	1,726	0	$20.900	9/30/2019
	750,000	0	$16.360	8/22/2021
					604,960	7,852,381	N/A	N/A
					362,311	4,702,797	N/A	N/A
					N/A	N/A	176,967	2,297,032
					N/A	N/A	157,602	2,045,674
William J. Restrepo(2)					160,551	2,083,952
							46,189	599,527
R. Clark Wood(3)	1,762	0	$29.790	2/24/2015
	27,460	0	$9.180	3/10/2019
					5,420	70,352	N/A	N/A
					95	1,233	N/A	N/A
					3,362	43,639	N/A	N/A
					9,169	119,014	N/A	N/A
					9,091	118,001
Mark D. Andrews(4)	3,397	0	$9.870	2/25/2019
	2,746	0	$9.180	3/10/2019
					271	3,518	N/A	N/A
					1,121	14,551	N/A	N/A
					2,980	38,680	N/A	N/A
					3,409	44,249	N/A	N/A

(1)
Mr. Petrello's restricted shares are scheduled to vest as follows: 302,480 shares vested on 3/7/15; 302,480 shares vest on 3/7/16; 120,771 shares vested on 2/21/15; 120,769 shares vest on 2/21/16; and 120,771 shares vest on 2/21/17. Based upon the Company's TSR performance relative to our Performance Peer Group for 2013 and 2014, the number of shares that would vest exceeds the threshold, but is at target. These shares are not scheduled to vest until after the performance cycle ending 12/31/15 and 12/31/16.

(2)
Mr. Restrepo's restricted shares are scheduled to vest as follows: 53,517 shares vest on 12/31/15; 53,516 shares vest on 12/31/16; and 53,518 shares vest on 12/31/17. Based upon the Company's TSR performance relative to our Performance Peer Group for 2014, the number of shares that would vest exceeds the threshold, but is at target. These shares are not scheduled to vest until after the performance cycle ending 12/31/16.

(3)
Mr. Wood's restricted shares are scheduled to vest as follows: 5,420 shares vested on 2/17/15; 5,328 shares vested on 2/21/15; 1,681 shares vested on 2/24/15; 95 shares vested on 3/15/15; 5,329 shares vest on 2/21/16; 1,681 shares vest on 2/24/16; 5,330 shares vest on 2/21/17; and 2,273 vest on 2/21/18.

(4)
Mr. Andrews' restricted shares are scheduled to vest as follows: 271 shares vested on 2/17/15; 1,845 shares vested on 2/21/15; 560 shares vested on 2/24/15; 1,845 shares vest on 2/21/16; 561 shares vest on 2/24/16; 1,846 shares vest on 2/21/17; and 853 vest on 2/21/18.

2014 OPTION EXERCISES AND SHARES VESTED

        The following table shows stock options exercised by the named executive officers and restricted share awards vested during 2014. The value realized on the exercise of options is calculated by subtracting the exercise price per share from the market price per share on the date of the exercise.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony G. Petrello	0	0	188,069	6,984,286
William J. Restrepo	0	0	53,516	690,356
R. Clark Wood	0	0	11,319	223,593
Mark D. Andrews	0	0	2,145	44,841

2014 NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

        Our Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and annual performance bonus and, through 2014, to receive Company matching contributions in excess of contributions allowed under our 401(k) Plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company.

Executive Plan

        Under our Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements, as applicable, or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at 6%. Mr. Petrello has elected to participate in this fund, as have some of our other senior leaders. Distributions from the Executive Plan are made in the form of lump-sum payments upon death, disability, termination without cause (as defined in the employment agreement), upon vesting or upon departure from the Company after vesting, which generally occurs three to five years after a contribution to the participant's account.

        Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under these plans as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawal/ Distribution ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Anthony G. Petrello	0	1,200,000	375,633	175,906	7,044,405
William J. Restrepo	0	0	0	0	0
R. Clark Wood	5,924	200,063	36,628	307,094	699,052
Mark D. Andrews(5)	0	0	0	0	0

(1)
The amounts shown reflect contributions to the Deferred Compensation Plan.

(2)
The amounts shown for Mr. Petrello include contributions of $1,200,000 to the Executive Plan. These amounts are included in the "All Other Compensation" column of the Summary Compensation Table above.

(3)
The amount shown for Messrs. Petrello and Wood include earnings in the Executive Plan. The portion of these amounts representing above-market earnings in the Executive Plan is reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.

(4)
The amount shown in the "Aggregate Withdrawal/Distribution" column reflect the 2014 distribution to Mr. Petrello of his vested interest in the Executive Plan.

(5)
All amounts reflect balances in the Executive Plan. Messrs. Andrews and Restrepo did not participate in either of our nonqualified deferred compensation plans in 2014.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following table reflects potential payments to executive officers on December 31, 2014 for termination upon a change in control, termination without cause or constructive termination without cause (as defined in the respective employment agreement). The amounts shown assume the termination was effective on December 31, 2014. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Mr. Petrello would have the right to a distribution of his account balance under the Executive Plan, as described above under "—Retirement Benefits".

Name	Cash Severance		Bonus	Option Awards	Stock Awards		Retirement and Savings Plan Contributions	Welfare Benefits and Out- placement	Tax Gross-ups	Total
Anthony G. Petrello	25,111,212	(1)	0	0	23,806,755	(2)	0	0	0	48,917,967
William J. Restrepo(3)	3,730,773		0	0	2,591,346		0	0	0	6,322,119
R. Clark Wood(4)	1,618,926		0	0	0		0	0	0	1,618,926
Mark D. Andrews	0		0	0	0		0	0	0	0

(1)
Pursuant to his employment agreement, Mr. Petrello would have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change of control, 2.99x the average sum of his base salary and annual cash bonus during the three fiscal years preceding the termination. In one year, when the full effect of the new employment agreement is realized, the severance benefit available would be between $8.3 million and $11.8 million (based on actual 2013 and 2014 performance and at the current salary level)

  depending upon performance over the three years preceding termination, with the highest opportunity available only if maximum performance levels have been achieved during that period.

(2)
Pursuant to Mr. Petrello's employment agreement, in the event of a termination without cause or constructive termination without cause, including in connection with a change of control, TSR Shares previously granted to Mr. Petrello would be deemed earned at target, and Performance Shares for the year of termination would be deemed earned at maximum levels. In addition, earned Performance Shares would immediately vest.

(3)
Mr. Restrepo's employment agreement provides for termination and change in control benefits similar to those in Mr. Petrello's employment agreement, as more fully described above under "—Retirement Benefits—Severance Payments". The severance payments available to Mr. Restrepo under those circumstances would be between $5 million and $6.3 million (based on current salary levels), again depending upon performance over the three years preceding termination.

(4)
The Company entered into a change in control agreement with Mr. Wood on April 25, 2014. Pursuant to the agreement, Mr. Wood would have the right to receive, within 60 days of his termination without cause or resignation, within 12 months of a change in control, 2x his highest total annual compensation (excluding amounts received under any deferred compensation program), during any of the three calendar years preceding the termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee for 2014 was initially comprised of Messrs. Lombardi (Chairman), Yearwood and Linn and, after the 2014 annual general meeting, was comprised of Messrs. Linn (Chairman), Kotts and Crane, all independent directors. None of these directors has ever served as an officer or employee of Company or participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC's proxy rules. No executive officer of the Company serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee or as a director. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board.

COMPANY PROPOSALS (ITEMS 3-4)

ITEM 3:    BROKER NON-VOTE BYE-LAW AMENDMENT

        The Board has unanimously approved an amendment to the Company's Amended and Restated Bye-laws to provide that, although broker non-votes are counted for purposes of establishing a quorum at meetings of shareholders, broker non-votes will not be counted in determining the outcome on "non-discretionary" items. In other words, broker non-votes will not have the same effect as a vote against a proposal (the "Broker Non-Vote Bye-law Amendment"). The Board recommends that the shareholders approve the Broker Non-Vote Bye-law Amendment, which, if adopted, would amend the Bye-laws of the Company so that Bye-law 22 would read in its entirety as follows:

  "Voting and Required Vote. At each meeting of Shareholders, each Shareholder shall be entitled to one vote for each Share held by such Shareholder except as otherwise provided for by the rights attaching to such Share or these Bye-laws. Except as may otherwise be provided for in these Bye-laws, and subject to Applicable Law, at each meeting of Shareholders if there shall be a quorum, the affirmative vote of the holders of a majority of Shares present in person or represented by proxy and entitled to vote on a matter brought before such meeting, shall decide such matter."

        The Board is asking shareholders to consider and adopt the proposed Broker Non-Vote Bye-law Amendment. The Broker Non-Vote Bye-law Amendment would effectively lower the number of for votes required to approve proposals brought by the Company's shareholders and other so-called "non-discretionary" items. A broker non-vote occurs when a broker has not received voting instructions from a beneficial owner, and the broker does not vote those shares. Under the Company's current vote-counting method, broker non-votes on shareholder proposals are included in the denominator to determine if a proposal has received the requisite number of for votes. Under the proposed vote-counting method in the Broker Non-Vote Bye-law Amendment, broker non-votes would not be included. This change has been previously proposed by a Company shareholder. Following consultation with that shareholder and further deliberation, the Board determined that adopting the standard proposed by the shareholder, and set forth in the Broker Non-Vote Bye-law Amendment, would be in the best interests of the Company.

        The proposed Broker Non-Vote Bye-law Amendment is permitted under Bermuda law and is consistent with the rules of the NYSE. Pursuant to the Amended and Restated Bye-laws of the Company, the proposed Broker Non-Vote Bye-law Amendment, if adopted, may be amended or repealed only by the affirmative vote of the holders of a majority of the Company's issued shares entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3, THE APPROVAL OF THE DIRECTOR ELECTION BYE-LAW AMENDMENT

ITEM 4:    ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

        As described in detail under "Compensation Discussion and Analysis," we seek to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have structured our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. To that end, we provide a program of cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors. We use equity-based awards to align executives' interests with those of other shareholders.

        Shareholders are invited to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules. Because Say-on-Pay votes do not reveal shareholders' specific concerns, following last year's vote, our Lead Director, other directors and certain members of management engaged in dialogue with several of our significant shareholders regarding the reasons for their vote. The principal concerns communicated to the Board and our responses were as follows:

Shareholder Concern	Company Response
Disconnect between Pay and Shareholder Value

•

All short- and long-term incentives tied to performance-based metrics.

•

Short-term incentives directly tied to key drivers of market value.

•

Over 40% of long-term incentives tied to TSR versus an appropriate peer group over a 3-year period.

•

Remaining long-term equity incentives tied to achievement of financial or operational performance targets, subjected further to 3 year time-vesting requirements.

Rationale for Dual Peer Group	• Clarified justification for dual peer group in this Proxy Statement.
Limited Transparency Regarding Performance Metrics For Prior Year

•

Provided more detailed disclosure on 2014 executive performance goals in this Proxy Statement, together with clearer visibility to targets and thresholds.

•

Clarified link between performance goals and Company's long-term strategy in this Proxy Statement.

Size of CEO contract buyout	• Reduced CEO total compensation by 78% from 2013 to 2014.

        Messrs. Petrello and Restrepo's compensation is governed by the terms of their respective employment agreements. Each agreement sets a base salary, then subjects a significant portion of annual compensation—both short- and long-term incentives—to specific financial and operational objectives tied to our corporate strategy. Over 80% of Mr. Petrello's target compensation and 75% of Mr. Restrepo's target compensation is performance-based.

        The Board believes that this compensation structure has created a direct alignment between Messrs. Petrello's and Restrepo's compensation and both the performance of the Company and long-term shareholder value creation. For example, Mr. Petrello's annual performance bonus for 2014 was tied directly to the short-term financial metric of the Company's 2014 adjusted EBITDA goals. The Company's 2014 adjusted EBITDA exceeded the threshold amount, but was only 95.1% of target performance. Accordingly, Mr. Petrello earned a bonus of 95.1% of the target amount, or $1.664 million, a 12% increase from his corresponding bonus in 2013 based on the same performance metric.

        Messrs. Petrello's and Restrepo's Performance Share award for 2014, on the other hand, was tied to the achievement of strategic objectives designed to promote long-term growth, as more specifically detailed under "Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Equity Incentives" in this Proxy Statement. The Compensation Committee chose these criteria to incentivize continued focus on our core businesses, strengthening of our financial position and enhancing our market position in what is widely viewed as our core market. More specifically, the criteria for implementing a value-creating transaction for the completion services business was developed in direct response to shareholder feedback and as a result of the Board's comprehensive strategic review process aimed at unlocking long-term shareholder value and improving our core operational performance. Messrs. Petrello's and Restrepo's Performance Share goals for 2014 were achieved at 133% and 100%, respectively, of target. As a result, in February 2015, Mr. Petrello and Mr. Restrepo were awarded Performance Share awards valued at 1.33x target, or $1.75 million, and 1x target, or $650,000, respectively. The Board believes that accomplishment of those long-term goals has already begun to translate into enhanced shareholder value.

        For purposes of the Summary Compensation Table above, all equity granted during the year is included, even if subject to the attainment of performance goals. This reporting method can lead to the overstatement of actual compensation received. For example, $3.4 million (or 23%) of Mr. Petrello's reported compensation for 2014 remains subject to our three-year relative share performance. Similarly, $1.2 million (or 16%) of Mr. Restrepo's reported compensation is subject to the same contingency. Although the maximum potential TSR Share award is reported, they receive that amount of equity in 2017 only if our shares perform in the top quintile of our Performance Peer Group over the three-year measurement period. By way of reference, although the first tranche of TSR Shares is not eligible to vest until 2016, as of the end of 2014, the Company ranked at the target level (8 or 9) with respect to the TSR Shares granted in 2013 (with a TSR of (5.829)%) and for 2014 (with a TSR of (19.158)%) relative to the Performance Peer Group. Those rankings at the end of the relevant measurement periods would result in vesting of 50% of the TSR Shares granted in 2013 and 2014.

        The vote on this resolution is not intended to address any specific element of compensation, but to advise the Board (including the Compensation Committee) on shareholders' views of our overall executive compensation as described herein. While the vote on executive compensation is nonbinding, the Board and the Compensation Committee will review the voting results and give consideration to the outcome. We ask our shareholders to vote on the following resolution at the meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual General Meeting of Shareholders pursuant to the SEC's compensation disclosure rules, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and narrative disclosure."

        Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; nor will it change the fiduciary duties of the Company, the Board or the Compensation Committee.

        The Board has decided that the Company will hold an advisory Say-on-Pay vote each year in connection with its annual general meeting, until the next vote on the frequency of shareholder votes on the compensation of executives or until the Board otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders. The next required advisory vote on the frequency will occur no later than 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

SHAREHOLDER PROPOSALS (ITEMS 5-9)

ITEM 5:    SHAREHOLDER PROPOSAL TO ADOPT A REQUIREMENT THAT SENIOR EXECUTIVES RETAIN 75% OF SHARES

        The following shareholder proposal has been submitted to the Company for action by the Trowel Trades S&P 500 Index Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, P.O. Box 75000, Detroit, Michigan 48275. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

        RESOLVED:    Shareholders of Nabors Industries Ltd. (the "Company") urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company's senior executives are generally free to sell shares received from our Company's equity compensation plans. In our opinion, the Company's current share ownership guidelines for its senior executives do not go far enough to ensure that the Company's equity compensation plans continue to build stock ownership by senior executives over the long-term.

        For example, our Company's share ownership guidelines require Chairman and CEO Anthony G. Petrello hold an amount of shares equivalent to an acquisition-date value of five times his base salary, which is approximately 682,730 shares based on the current trading price. In comparison, the 2014 Proxy Statement reports that the CEO owns 11,354,224 shares.

        Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company's equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives "an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases" (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

        We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

        We urge shareholders to vote FOR this proposal.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5

        OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

        Shareholders rejected this same policy in both 2013 and 2014 by a margin of nearly 75%, in part, we believe, because we already have a share retention policy. In fact, the level of shareholder support for this proposal decreased from 2013 to 2014.

        Our Board fully agrees that senior executive ownership of meaningful amounts of the Company's shares creates a beneficial alignment between the long-term interests of shareholders and senior executives. The Company, therefore, imposes significant share ownership requirements for its senior executives and maintains other policies that also align those interests. In light of our existing practices, the strong culture of share ownership that exists among our senior executives, and the numerous deficiencies and potential unintended negative consequences of this proposal that are discussed below, we do not believe that implementation of the proposal is appropriate for the Company. Moreover, because the proponent does not believe that our executives' existing contracts should be altered to conform to the proposal, it is unclear why a policy should be adopted now, with its effect delayed to some future period when best practices may have evolved in a different way than the proponent currently thinks appropriate.

        As described in detail in this Proxy Statement, including in "Compensation Discussion and Analysis—Our Compensation Philosophy" and "Compensation Discussion and Analysis—Components of Executive Compensation", our compensation practices already encourage a focus on long-term performance through incentive awards that either vest or are awarded on the basis of performance metrics. These components work together to incentivize the achievement of the Company's long-term strategic objectives, align financial awards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success.

        In order to further align executives' interests with those of the Company, we have established share ownership requirements for our senior officers. For example, our CEO and CFO are required to maintain equity ownership with a minimum acquisition value of 5x and 3x their respective base salaries throughout their term of service. Additionally, the requirement in our officers' employment agreements that they not engage in transactions that result in a material conflict of interest with the Company already prevent them from entering into any hedging transactions involving the Company's shares.

        Aside from these formal requirements, Nabors has long had a strong culture of executive share ownership. Our executives have traditionally held significant equity stakes in the Company throughout the industry's cyclical ups and downs. Our CEO's current share ownership is 22 times the requirement in his contract; he is the beneficial owner of 11,399,614 of the Company's shares including fully vested stock options (which represents an ongoing investment value of over $107 million as of April 6, 2015). Likewise, our CFO owns 450% of the share value required by his contract. Our senior executives have historically retained a majority of all net after-tax shares received under our equity compensation programs throughout their careers. Mr. Petrello accumulated a significant portion of his holdings by voluntarily accepting equity awards in lieu of cash bonuses, thereby placing earned compensation at the risk of forward stock performance. We also note that in each of 2013 and 2014, 950,000 stock options that Mr. Petrello received in 2003 and 2004, respectively, were forfeited upon expiration. Had he exercised those options at the stock's peak price of $50.58 during 2003, he would have realized over $55 million in compensation. Instead, he retained the options, aligning his interests with those of other shareholders, and they expired without value.

        Finally, the rigid approach mandated by the proposal would create undesirable incentives and undermine our ability to hire and retain qualified talent. A requirement to retain at least 75% of the net after-tax shares from all equity awards is unusually high. As such, qualified individuals may be less inclined to accept compensation in the form of equity, an important element in aligning executive compensation with shareholder interests. The proposal would also create a strong incentive for successful senior executives to terminate their employment with the Company in order to realize the value of their equity compensation at the height of their success, a time when retention is most important. A substantial portion of each of our executive officers' compensation is paid in the form of equity awards, and many of our executive officers have had long careers with the Company. As a result, there may be a legitimate desire for executives to diversify their assets. The historically long tenure of our executives has been an important factor in our long-term success, and this proposal would undermine that strength and harm our business. We believe that our Compensation Committee, comprised entirely of independent directors and advised by its independent compensation consultant, is best suited to formulate executive share retention requirements that strike an appropriate balance between incentivizing management behavior and permitting executive officers to manage their own financial affairs.

        Simply put, executive share retention has never been a problem, and we do not see a need to "fix" it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5

ITEM 6:    SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF SPECIFIC PERFORMANCE METRICS IN EQUITY COMPENSATION PLANS

        The following shareholder proposal has been submitted to the Company for action by the AFL-CIO Equity Index Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, c/o Marco Consulting Group, 550 W. Washington Blvd., 9th Floor, Chicago, IL 60661. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

        RESOLVED:    Shareholders of Nabors Industries Ltd. (the "Company") urge the Compensation Committee ("Committee") to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards to senior executive officers only that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules ("performance standards") for at least a majority of awards to the senior executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the senior executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        The Company's 2014 advisory vote on executive compensation received support from only 40 percent of shareholders. In our opinion, this shows a disconnect between executive pay and long-term Company performance which warrants dramatic change.

        We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to asses performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

        The Company's current Stock Plan provides awards may be subject to a potpourri of 33 metrics that include but are not limited to: (i) income before federal taxes and net interest expense; (ii) achievement of specific and measureable operational objectives in the areas of rig operating costs, accident records, downtime and employee turnover, (iii) completion of one or more specifically designated tasks identified as being important to the strategy or success of the Company.

        We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between Company performance and specific awards—a common practice in the United Kingdom. By way of illustration, not intended to limit the Company's discretion, examples satisfying this proposal are:

  •
  if the Company's share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.

  •
  if the Company's operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.

 BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6

        OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

        Shareholders rejected this same proposal in both 2013 and 2014, in each case by an overwhelming margin (nearly 80%) which was approximately the same across both years. Additionally, in 2013 shareholders approved the very stock plan of which the proponents complain by a vote of nearly 70%.

        The Company has recently made sweeping changes to its executive compensation program, specifically designed to address concerns discussed with some of our major shareholders and that appear to underlie this proposal. The proponent advocates a more direct connection between executive pay and long-term Company performance, in particular by way of a long-term shareholder return metric. Under the employment agreements with our CEO and CFO, all of their long-term equity awards are tied to specific performance metrics, with nearly half of their annual eligibility tied specifically to the very metric the proponents advance—total shareholder return relative to our peer group over a three-year period. The remaining equity awards are based on other performance criteria determined from time to time to provide flexibility to the Compensation Committee (which is composed exclusively of independent directors) to craft performance metrics that align the incentives of our executives with the specific strategic goals of the Company most relevant at a given time. The Compensation Committee believes it needs flexibility to address specific concerns as the Company executes on its strategic plan and in a cyclical industry. The proponent seeks to encumber the nimbleness typically entrusted to the Board for that very reason.

        The Board believes the proposal is unnecessary, ill-advised and impractical. The Company's equity compensation plans already specify objective performance metrics that must be achieved for awards intended to comply with Section 162(m) of the Code to be earned. What the Company deems a discrete set of criteria, broad enough to allow flexibility in varying circumstances, is labeled by the proponent as "multitudinous". If shareholders oppose the scope of performance metrics in any proposed plan, they can vote against the plan. Imposing an artificial set of prerequisites in a multi-year plan before a plan can even be submitted to shareholders is unnecessary, unduly restricts the Board's exercise of its fiduciary duties, and calls upon the Board to exercise a near-prophetic prowess in designing a set of future incentives. Congress and the IRS, in adopting Section 162(m) of the Code and the corresponding rules, recognized the traditional role of the board of directors in taking specific actions under more general guidelines established by a company's shareholders. The proponent seeks to thwart the efficiency of that governance structure.

        Further, the proposal would impair the Compensation Committee's ability to hire, retain and incentivize executive talent by unnecessarily limiting its discretion. The decision whether to offer equity awards, and the performance metrics that must be achieved in order to earn them, is made in the context of the competitive marketplace for executive talent and the specific needs of the Company at the time. The Board believes that it is in shareholders' best interest to have the responsibility for this ongoing process vested in the Compensation Committee's independent directors, rather than inhibited by the hurdles inherent in this proposal. The unconventional requirements contained in the proposal would put the Company at a competitive disadvantage in hiring and retaining talent—potentially slowing the process upfront, or offering employment on uncertain terms.

        Most problematic, the proposal is impractical. Its exception—that it should be implemented so as not to violate existing contractual obligations—virtually negates the entire policy. This policy would have no impact on performance-based awards to our CEO and CFO, whose employment agreements outline specific parameters for performance metrics. For other executive officers, the Company would be required either to commit to performance metrics for equity awards in advance or to hold a shareholder vote on equity compensation plans at least annually. Neither of these options is in shareholders' interests. Setting performance metrics too far in advance would remove the Compensation Committee's ability to closely tie equity grants to the Company's strategic goals. Consequently, performance objectives would become less narrowly tailored in order to account for future uncertainty, or the Company might be tied to outdated performance metrics no longer aligned with its current objectives. Similarly, annual approval would result in significant time and expense. Equity compensation plans typically have a duration of ten years, in part because requiring an annual vote is cumbersome. Furthermore, because the timing of shareholder meetings does not generally coincide with the Company's decisions regarding equity awards to its employees, obtaining shareholder approval would be difficult and costly, if not impossible. Both at the Company and generally in the industry, compensation adjustments and incentive awards are made during the first calendar quarter. Deferring those decisions until after the shareholders' annual meeting or making them contingent on shareholder approval would put the Company at a competitive disadvantage for recruiting and retaining talent. The proposal would also place limitations on the Compensation Committee's ability to tie equity grants to metrics that contain confidential or proprietary information, even if such metrics are the most appropriate measures to properly incentivize employee performance.

        On a more fundamental level, the language of the proposal is so vague and ambiguous that its precise application cannot be conceived. The proponent complains of vague standards in current criteria, but puts forth a proposal so vague and ambiguous that it is unclear what shareholders are being asked to vote on or how the proposed policy would be implemented. The proposal fails to specify any of the assumptions necessary to determine whether the "majority of awards" have been awarded pursuant to the metrics requested by the proposal. Ambiguities include:

  •
  whether the "majority of awards" refers to the total number of securities underlying the award, the total value of the award, the total value of the underlying securities awarded, or some other metric;

  •
  whether the "majority of awards" is to be calculated at each issuance of awards under the plan, on a yearly basis, over the life of the plan, or based on some other unspecified time period; and

  •
  how to determine the assumptions necessary for the calculation, including the Company's share prices during an extended period of exercisability, or, in the case of valuation models, measures such as the historic volatility of the Company's share price and prevailing interest rates.

        Additionally, the proposal asks the Compensation Committee "to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Code will specify the awards to senior executive officers only that will result from performance," but fails to explain whether that requires that the plan list the exact number of awards to be awarded to each named executive officer over some period of time, requires that some undetermined measure of awards to be awarded must be disclosed at the time of shareholder approval, or how to determine such amount given that awards may be based on a number of future variables that would be unknown at the time of shareholder approval.

        As a result of these ambiguities, neither shareholders nor the Company can fairly determine with any certainty exactly what actions or measures the proposal would require. More importantly, our executive compensation structure has already been dramatically changed, and in 2013 shareholders approved the Annual Incentive Bonus Plan that contains performance metrics typical for companies of our size and scope. In short, the concerns underlying the proposal have already been addressed. Shareholders would not be well served by an unclear policy to address a hypothetical problem. Shareholders came to the same conclusion the previous two years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6

ITEM 7:    SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING

        The following shareholder proposal has been submitted to the Company for action by The Appleseed Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, 161 N. Clark St., Suite 2200, Chicago, IL 60601. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

        WHEREAS:    We believe tracking and reporting on environmental, social, and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain value from existing sustainability efforts, identify gaps and opportunities in products and processes, publicize innovative practices, structure aligned and prudent executive compensation policies, and recruit and retain employees.

        Corporate reporting on sustainability is quickly becoming common practice. Greater than 90% of Global Fortune 250 companies produce sustainability reports; four out of five of these reports are based on the Global Reporting Initiative (GRI) Guidelines. Of the top 100 U.S. companies by revenue, approximately 85% produce sustainability reports. Increasingly, companies are identifying environmental, social, and governance factors relevant to their business and addressing them strategically through sustainability programs and reports.

        Comprehensive environmental, social, and governance data on individual companies are readily available through services such as Bloomberg and are used by thousands of institutional investors around the world in their investment decision-making processes.

        Nabors Industries does not currently issue a comprehensive report on environmental, social, and governance factors, giving rise to our concern that the company is falling behind its peers in the disclosure and management of these issues. For example, in recent years, Nabors Industries became the focus of public ire over what many saw as extremely excessive executive compensation schemes. Outrage over excessive compensation and the governance practices surrounding Nabors' executive compensation policies have led to shareholder derivative lawsuits and negative press coverage for Nabors Industries.

        RESOLVED:    Shareholders request that the Board of Directors prepare a sustainability report describing the company's short- and long-term responses to ESG-related issues, including goals for the reduction of greenhouse gas (GHG) emissions, water usage, and adverse environmental impacts of operations, and any linkage made by the company between executive compensation, including departure arrangements, and the company's financial, environmental, and social performance. The report, prepared at reasonable cost and omitting proprietary information, should be published and made available to the public by November 2015.

Supporting Statement

        We recommend that the report include a review of policies, practices, and performance metrics related to ESG performance and that Nabors Industries commit to continuous improvement in reporting. We encourage use of the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines (www.globalreporting.org), a globally accepted reporting framework considered the gold standard of reporting.

 BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 7

        OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

        The Board does not believe that production of the type of sustainability report described in this proposal would be a productive use of corporate resources or in the best interest of the Company or its shareholders. Additionally, the specific requirements of the proposal present a variety of practical difficulties. Shareholders agreed last year, rejecting this same proposal by a margin of nearly 65%.

        The Company recognizes the importance of addressing the environmental and social impact of the Company's business. Accordingly, the Company's website and public filings already provide comprehensive disclosures on our environmental, social and governance practices. These disclosures are tailored to the Company's specific business and its environmental and social concerns. The "Corporate Responsibility" section of our website provides:

  •
  a statement regarding the Company's commitment to sustainability;

  •
  a description of the Company's history of environmentally conscious operations;

  •
  a summary of the Company's resource management and conservation efforts;

  •
  a description of the Company's efforts to reduce emissions;

  •
  a statement regarding the Company's commitment to safe fluids management and transportation;

  •
  a description of the Company's efforts regarding safe pressure pumping;

  •
  a summary of a secure product management system developed by the Company to disclose chemicals used in its operations;

  •
  a description of the Company's well control efforts;

  •
  a description of the Company's rapid remediation and response program; and

  •
  a summary of the Company's overall safety programs, including the Mission Zero program, a core tenet of which is that zero incidents is an achievable goal.

        The proposal recommends a report based on Global Reporting Initiatives Sustainability Reporting Guidelines. A report prepared in accordance with those guidelines would require extensive and detailed scientific and technical analyses, substantial and unreasonable amounts of funds and personnel time, and most likely the employment of consultants with specialized expertise. Ironically, preparing such a report would divert our valuable resources from the actual oversight of environmental, social and governance issues and, in turn, impair the Company's long-term success. Furthermore, such a report could not reasonably be produced in the time frame provided by the proposal.

        The Board believes that the Company's Proxy Statement, other public filings, news releases and our website already provide a comprehensive, wide-ranging and transparent report on our environmental, social, and governance business practices. The report requested by the proposal will provide no meaningful additional safety, health, environmental or social benefits beyond our current practices and no meaningful additional benefit to our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 7

ITEM 8:    SHAREHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYE-LAW

        The following shareholder proposal has been submitted to the Company for action by the New York City Employees' Retirement System, The New York City Fire Department Pension Fund, The New York City Teachers' Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, along with additional co-sponsors, the beneficial owners of more than $2,000 in market value of the Company's stock, One Centre Street, Room 629, New York, NY 10007-2341. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

        RESOLVED:    Shareholders of Nabors Industries Ltd. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

        The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

  a)
  have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

  b)
  give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

  c)
  certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

        The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

        We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value.

        The CFA Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption." (http//www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

        The case for reform at Nabors is compelling. The board has repeatedly awarded excessive CEO compensation despite poor performance and been unresponsive to shareholder concerns.

        The proposed bylaw terms enjoy strong investor support—this proposal received the majority of votes cast at Nabors for the past three years—and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union, and Verizon.

        We urge shareholders to vote FOR this proposal.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 8

        OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

        At the 2013 annual general meeting of shareholders, an identical proposal failed to receive the requisite shareholder vote for approval. Nevertheless, in response to that proposal and following extensive dialogue with one of the prior proponents of the proxy access proposal, the Board adopted a revised Policy Regarding Director Candidates Recommended by Shareholders that provides for proxy access (our "proxy access policy"). An identical proposal failed again at the 2014 annual general meeting of shareholders, confirming the Board's position that this proposal is unnecessary.

        With the adoption of our proxy access policy in 2014, we became only the third company in the S&P 500 to provide any type of proxy access. Our policy, available on our website, provides that a single shareholder may nominate a single director candidate for inclusion in the Company's proxy materials if the shareholder has continuously owned 5% or more of the Company's outstanding common shares for at least three years commencing on or after June 3, 2014, and meets certain procedural requirements. Our policy tracks the proposal in all respects except for the threshold of share ownership required to obtain proxy access. Our proxy access policy requires continuous 5% ownership for three years, and the Board has announced its intention to review that share ownership threshold in three years in the context of prevailing practices at other S&P 500 companies and discussions with shareholders. In adopting the 5% ownership threshold, the Board balanced strong shareholder interest in proxy access with the transparency and accountability that comes from setting the threshold equivalent to the SEC's threshold for public disclosure of ownership. This threshold still provides to long-term shareholders the meaningful voice in director elections that the proponent advocates. The U.S. Chamber of Commerce supports this very company-specific approach saying, "we believe any company that chooses to formulate a proxy access bylaw should do so only after giving due regard to the individual composition and unique needs of its own shareholder base, and to tailor such a bylaw accordingly. We reject the 'one-size-fits-all' approach to corporate governance that the [proponent's] proposal embodies." In fact, the California State Teachers' Retirement System, one of the 2012 co-proponents, has commented that Nabors' carefully-tailored policy provides "significant benefits to Nabors shareholders. After many productive conversations with Nabors—and particularly Messrs. Petrello and Yearwood—regarding proxy access and other issues, we commend the positive progress the company has made in strengthening its corporate governance principles on the issues of most interest to shareholders," also noting that the adoption of this proxy access policy is a "significant step".

        Shareholders also have other effective means of influencing the director nomination process. In fact, two of the seven directors nominated for election at the meeting were originally appointed at the suggestion of our then-largest shareholder. The Governance and Nominating Committee, which is comprised entirely of independent directors and has the responsibility to identify and nominate qualified director candidates to serve on our Board, has in place a procedure for individuals to recommend director candidates, which is described above in "Corporate Governance—Key Governance Topics—Shareholder Nominations and Proxy Access Policy." This procedure gives shareholders an opportunity to recommend director candidates to the Board and have their qualifications properly reviewed by the Governance and Nominating Committee without any minimum share ownership requirement. Notably, the proponents do not allege that any director candidate proposed by any shareholder has ever failed to receive due consideration. Rather, the Company has demonstrated its willingness to engage with shareholders regarding proposed director nominees.

        Notwithstanding these policies, the proponents continue to allege that the Board has been unresponsive to shareholder concerns. The arguments they make are stale, having already been addressed by the Board. Far from being unresponsive, we have detailed above the steps the Board has taken over the last five years in direct response to shareholder concerns. The Board—and management—have not only engaged in extensive dialogue with shareholders, but have taken a number of steps, including where possible amending contractual compensation obligations, to respond to shareholder concerns. As discussed repeatedly above, the current Board has completely restructured our Chief Executive Officer's compensation in response to shareholder concerns.

        In response to shareholder concerns raised previously and in discussions with the Lead Director and others, the Board has voted to make the following changes to our corporate governance practices during 2014 and/or effective in 2015:

  •
  Appointed a new, independent director suggested by our then-largest shareholder, providing an additional element of independent oversight;

  •
  Recommending for approval at the meeting a bye-law amendment that has the effect of disregarding broker non-votes in determining the results of matters submitted to shareholders for approval;

  •
  Adopted a policy to separate the roles of Chairman of the Board and CEO following the tenure of our current Chairman and CEO, in accordance with shareholder requests;

  •
  Adopted a proxy access policy allowing eligible shareholders to include director nominees with those nominated by the Board in the Company's proxy materials;

  •
  Implemented a policy requiring public announcement of the Board's reasoning if any resignation tendered pursuant to our director resignation policy is not accepted;

  •
  Changed the composition of the Compensation Committee to replace Messrs. Yearwood and Lombardi in light of shareholders' response to last year's annual election of directors;

  •
  Clarified in our governance guidelines that the Lead Director may add agenda items for Board meetings and that the Board includes gender and race in its diversity considerations for director nominees;

  •
  Increased the nonemployee directors' equity ownership threshold to 3x the annual cash retainer paid to directors, in line with benchmarks for other public companies; and

  •
  Transitioned to a fully declassified Board with annual election of directors, resulting in a reduction in the average tenure of nonemployee directors to 2.3 years, compared to 10 years in 2011.

        The Board believes that the proponents' concerns about shareholder nomination of directors are more than adequately addressed by the Company's current policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 8

ITEM 9:    SHAREHOLDER PROPOSAL REGARDING THE VOTE STANDARD FOR DIRECTOR ELECTIONS

        The following shareholder proposal has been submitted to the Company for action by the Massachusetts Laborers' Pension Fund, the beneficial owners of more than $2,000 in market value of the Company's stock, P.O. Box 3005, 14 New England Executive Park, Suite 200, Burlington, Massachusetts 01803. The vote on this proposal is advisory and non-binding. Our Board recommends that you vote "Against" this Proposal. The text of the proposal follows:

        RESOLVED:    That the shareholders of Nabors Industries Ltd. ("Company") hereby request that the Board of Directors take the necessary steps (excluding those steps that must be taken by shareholders) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections. For purposes of this proposal, a contested election is defined as an election in which the number of director nominees exceeds the number of available board seats.

Supporting Statement

        In order to provide shareholders a meaningful role in director elections, our Company's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

        In response to strong shareholder support for a majority vote standard, over 85% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. The plurality vote standard remains in place.

        We believe that a post-election director resignation policy without the majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD'S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 9

        OUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.    The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

        The Company has already implemented a policy (described below) that addresses the proponent's concerns. Moreover, the standard proposed by the proponent could result in a variety of negative consequences, without providing any benefit to shareholders over the Company's current policy.

        In response to shareholder concerns similar to those of the proponent, the Company adopted a policy requiring any director nominee who does not receive the affirmative vote of a majority of the shares voted in connection with his election to promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company's best interests to do so. More recently, the Company enhanced that policy by requiring disclosure of the reason for not accepting any resignation so tendered. We believe our governance standards, including this policy, have helped structure and establish a very capable and experienced board. The proposal does not challenge that; it simply suggests that its proposed standard would "improve performance of individual directors and entire boards." The proponent does not explain why such a change is desirable at this Company or articulate any performance deficiencies of any individual member of our Board or even our Board as a whole.

        The proponent appears to advocate change for change's sake alone. On the contrary, we believe that adoption of this proposal could disrupt orderly function of the Board and increase the possibility of failed elections, which could annually create an additional, and potentially expensive, process of identifying and electing new directors to fill vacant Board positions. Such vacant positions would increase the workload of the remaining directors and potentially disrupt the normal function of our Board committees. At the Company's 2014 annual general meeting of shareholders, three of the director nominees received less than a majority of the votes cast and tendered their resignations immediately following the meeting. After considering the current structure of the Board, the Company's strategic needs, shareholders' expressed reasons for withholding votes, and the significant roles each director played in addressing shareholder concerns by initiating changes in governance and historical compensation practices, the Governance & Nominating Committee recommended that the Board not accept the resignations. The Board determined that acceptance of the resignations would not be in the Company's best interests at the time and voted unanimously to reject the resignations. However, in consultation with shareholders, the Company determined that the roles of these directors as members of the Compensation Committee were a primary reason for the withholding of votes. In response, the Board replaced Mr. Yearwood and Dr. Lombardi, two of the three Compensation Committee members. In addition, Dr. Lombardi is retiring at the meeting. This result demonstrates the advantages in the Company's current policy over the rigid structure in the proposal. The Board can use its discretion to analyze the needs of the Board and the concerns of the shareholders and reach a resolution that avoids a "failed" election. Whereas the proposal would give shareholders a blunt instrument to effect change—a "for" or an "against" vote—the Company's current policy allows for a more nuanced approach.

        In addition to the potential instability resulting from a "failed" election, the standard proposed results in uncertainty due to its relative novelty when applied to the election of directors. A task force of the American Bar Association's Committee on Corporate Law chaired by former Chief Justice Norman Veasey, of the Delaware Supreme Court, studied the possible pros and cons of applying a majority vote standard to the election of directors. The Committee concluded that the existing plurality default rule in the Model Business Corporation Act was preferable, noting that "the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule."

        In sum, the Company has already adopted a policy that addresses the proposal's concerns, and the Board does not perceive any benefit to the proposed change. The Board believes the possible detriment resulting from the change is neither necessary nor desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 9

ADDITIONAL INFORMATION

SHAREHOLDER MATTERS

        Bermuda has exchange controls applicable to residents in respect of the Bermudian dollar. As an exempted company, the Company is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company's ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

        There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends paid by the Company to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

2015 SHAREHOLDER PROPOSALS

        Shareholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2016 annual general meeting of shareholders must submit their proposals, and their proposals must be received at our principal executive offices, no later than December 31, 2015. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Bye-laws, in order to be properly brought before the 2016 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on the first page of this Proxy Statement or by mail at P.O. Box HM3349, Hamilton, HMPX Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year's meeting (provided, however, that if the 2016 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than March 4, and no later than April 3, 2016.

OTHER MATTERS

        Other than the presentation of the annual audited financial statements for the Company's 2014 fiscal year, the Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

NABORS INDUSTRIES LTD.

Mark D. Andrews Corporate Secretary
Dated: April 23, 2015